Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

In re: Diebold Holding Company, LLC, et al.,[1] Debtors.	: : : : : : : :	Chapter 11 Case No. 23-90602 (DRJ) (Jointly Administered)

ORDER APPROVING DISCLOSURE STATEMENT

AND CONFIRMING THE DEBTORS’ SECOND AMENDED JOINT

PREPACKAGED CHAPTER 11 PLAN OF REORGANIZATION

The above-captioned debtors and debtors-in-possession (the “Debtors”)2 having:

(a)	proposed and filed the Debtors’ Joint Prepackaged Chapter 11 Plan of Reorganization, dated May 30, 2023 [Docket No. 17];

(b)

filed the Comprehensive Disclosure Statement for (I) the U.S. Joint Prepackaged Chapter 11 Plan of Reorganization of Diebold Holding Company, LLC and its Debtor Affiliates, and (II) the Netherlands WHOA Plan of Diebold Nixdorf Dutch Holding B.V. and the Dutch Scheme Parties, dated May 30, 2023 [Docket No. 18] (as amended, supplemented, or modified from time to time, the “Disclosure Statement”);

(c)

filed the appropriate forms of ballots and voting instructions for voting on the Plan (collectively, the “Ballots”); and the Notice of (I) Non-Voting Status to Holders of Claims and Interests Conclusively Presumed to Accept the U.S. Plan, and (II) Opportunity to Opt Out of the Third Party Releases and the Notice of (I) Non-Voting Status to Holders of Claims Deemed to Reject the U.S. Plan, and (II) Opportunity to Opt Out of the Third Party Releases (together, the “Opt-Out Notices”), attached as Exhibits 3A, 3B, 3D, 3E, 3F, 3G, 3H, 3I, 4A, and 4B to the Order (I) Scheduling a Combined Disclosure Statement Approval and Plan Confirmation Hearing and

[1]

The Debtors are the following ten entities (the last four digits of their respective federal taxpayer identification numbers, if any, follow in parentheses): Diebold Nixdorf, Incorporated (3970); Diebold Nixdorf Technology Finance, LLC (9709); Diebold Global Finance Corporation (2596); Diebold SST Holding Company, LLC (3595); Diebold Holding Company, LLC (3478); Diebold Self-Service Systems (8298); Griffin Technology Incorporated (4416); Impexa, LLC (1963); Diebold Nixdorf Canada, Limited (N/A); and Diebold Canada Holding Company Inc. (N/A). The Debtors’ noticing address in these Chapter 11 Cases is 50 Executive Parkway, Hudson, OH 44236.

[2]	Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan or Disclosure Statement (each as defined herein), as applicable.

Setting Related Deadlines, (II) Approving (A) the Solicitation Procedures and (B) the Confirmation Hearing Notice, (III) Waiving the Requirements That (A) the U.S. Trustee Convene a Meeting of Creditors and the Debtors File Schedules and Sofas and (B) the Debtors Solicit Votes of Existing Equity Interests, (IV) Establishing Procedures for the Assumption and Rejection of Executory Contracts and Unexpired Leases and (V) Granting Related Relief [Docket No. 87] (the “Combined Hearing and Solicitation Order”);

(d)	filed the Debtors’ First Amended Joint Prepackaged Chapter 11 Plan of Reorganization, dated July 7, 2023 [Docket No. 223];

(e)

filed the Debtors’ Second Amended Joint Prepackaged Chapter 11 Plan of Reorganization, dated July 11, 2023 [Docket No. 241], attached hereto as Exhibit A (as amended, supplemented, or modified from time to time in accordance with the terms thereof, the “Plan”);

and the United States Bankruptcy Court for the Southern District of Texas (the “Court”) having:

(f)

entered the Combined Hearing and Solicitation Order which, among other things, (i) scheduled the hearing to consider the adequacy of the Disclosure Statement and confirmation of the Plan for July 12, 2023 at 2:30 p.m. (prevailing Central Time), (ii) established July 5, 2023 at 4:00 p.m. (prevailing Central Time) as the deadline for parties to object to the adequacy of the Disclosure Statement or confirmation of the Plan, (iii) approved the solicitation, balloting, tabulation, and related activities undertaken, or to be undertaken, by the Debtors in connection with the Plan (collectively, the “Solicitation Procedures”) and approved the forms of Ballots, (iv) authorized the Debtors to continue the prepetition Solicitation in respect of the Plan after the Petition Date, and (v) approved the form of notice of the Confirmation Hearing and commencement of these Chapter 11 Cases (the “Combined Notice”);

and the Debtors having:

(g)

timely and properly (i) solicited the Plan and Disclosure Statement and (ii) provided due notice of (a) the hearing to consider approval of the Disclosure Statement and confirmation of the Plan (the “Combined Hearing”) and (b) the commencement of the Chapter 11 Cases, the Combined Hearing and Solicitation Order, and the Solicitation Procedures, in each case through the Combined Notice, to Holders of Claims against and Interests in the Debtors and other parties in interest in compliance with title 11 of the United States Code (the “Bankruptcy Code”), the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), the Local Rules of the United States Bankruptcy Court for the Southern District of Texas (the “Local Rules”), as established by the affidavits of service, mailing, and publication filed with the Court, including the Affidavit of Herb Baer [Docket No. 67] (the “Notice Affidavit”), the Affidavits of Service of Solicitation Materials [Docket No. 73 and 190] (the “Solicitation Affidavits”) and the Certificate of Publication [Docket No. 191-4] (the “Publication Affidavit”);

(h)

filed the Plan Supplement on June 21, 2023 [Docket No. 180]; the First Amended Plan Supplement on June 27, 2023 [Docket No. 197]; the Second Amended Plan Supplement on July 5, 2023 [Docket No. 219]; the Third Amended Plan Supplement on July 7, 2023 [Docket No. 224]; and the Fourth Plan Supplement on July 10 [Docket No. 233] (collectively, as the same may be modified, amended, and supplemented from time to time by the Debtors through and including the Effective Date, the “Plan Supplement”);

(i)

provided due notice of the Plan Supplement to Holders of Claims against the Debtors and other parties in interest in compliance with the Bankruptcy Code, the Bankruptcy Rules, the Solicitation Procedures, as established by the Affidavits of Service [Docket Nos. 207, 234, 235] (the “Plan Supplement Service Affidavits”), and such filings and notice thereof being sufficient under the circumstances; and

(j)

submitted the Declaration of Craig E. Johnson of Kroll Restructuring Administration LLC Regarding the Solicitation of Votes and Tabulation of Ballots Cast on the Debtors’ Joint Prepackaged Chapter 11 Plan of Reorganization [Docket No. 216] (the “Tabulation Declaration”), describing the methodology used for the tabulation of votes and the results of voting with respect to the Plan;

(k)

filed, on July 10, 2023, the Declaration of Carlin Adrianopoli in Support of (I) Confirmation of Debtors’ First Amended Joint Prepackaged Chapter 11 Plan of Reorganization and (II) Debtors’ Motion for Entry of an Order (A) Authorizing Rejection of Unexpired Lease and (B) Granting Related Relief [Docket No. 227] (the “Adrianopoli Declaration”) and the Declaration of Derron S. Slonecker in Support of Confirmation of Debtors’ First Amended Joint Prepackaged Chapter 11 Plan of Reorganization [Docket No. 229] (the “Slonecker Declaration” and, together with the Adrianopoli Declaration, the “Confirmation Declarations”);

and the Court having:

(l)	reviewed the Disclosure Statement;

(m)	considered the Plan and other relevant factors affecting the Chapter 11 Cases;

(n)

found that the notice provided regarding the Combined Hearing, and the opportunity for any party in interest to object to confirmation of the Plan, have been adequate and appropriate under the circumstances and no further notice is required;

(o)	considered, and having taken judicial notice of, the entire record of the Chapter 11 Cases;

(p)	held the Combined Hearing;

(q)	considered the entire record of the Combined Hearing, including, but not limited to:

(i)	the Plan (including, without limitation, the Plan Supplement), the Disclosure Statement, the Combined Hearing and Solicitation Order, and the Confirmation Declarations;

(ii)	the Solicitation Affidavit, Combined Notice, the Notice Affidavit, the Publication Affidavit, and the Plan Supplement Service Affidavit;

(iii)	the objections, reservation of rights, and other responses filed with respect to the Plan (collectively, the “Objections”), including the following:

(i)

Oracle America, Inc.’s Cure Objection and Reservation of Rights Regarding the Notice of Assumption of Executory Contracts and Unexpired Leases of Debtors and Related Procedures (“Cure Objection”) [Docket No. 209];

(ii)	Reservation of Rights of SchoolsFirst Federal Credit Union With Respect to Debtors’ Assumption of Executory Contract [Docket No. 211];

(iii)	Limited Objection to Debtors’ Joint Prepackaged Plan of Reorganization [Docket No. 213];

(iv)	BRG 50 Executive, LP’s Limited Objection to the Debtors’ Prepackaged Chapter 11 Plan of Reorganization [Docket No. 222]; and

(v)

(i) the Motion for Leave to File Objection to Confirmation of Debtors’ Amended Plan of Reorganization [Docket No. 239] and (ii) Objection to Confirmation of Debtors’ Amended Plan of Reorganization [Docket No. 239-1];

(iv)	the Tabulation Declaration;

(r)	heard the arguments of counsel and reviewed the evidence proffered, adduced, and/or presented at the Combined Hearing;

(s)	overruled any and all Objections to the Plan, Disclosure Statement, and to confirmation not consensually resolved or withdrawn, unless otherwise indicated herein; and

(t)

found the legal and factual bases set forth in the documents filed in support of confirmation of the Plan and approval of the Disclosure Statement and presented at the Combined Hearing establish just cause for the relief granted herein;

and after due deliberation and good and sufficient cause appearing therefor, and based on the decision set forth on the record, it is hereby FOUND, ORDERED, and ADJUDGED that:

FINDINGS OF FACT AND CONCLUSIONS OF LAW

A. Jurisdiction and Venue. The Court has jurisdiction over the Chapter 11 Cases and confirmation of the Plan pursuant to 28 U.S.C. § 1334. Confirmation of the Plan and approval of the Disclosure Statement are core proceedings pursuant to 28 U.S.C. §§ 157(b)(2)(A), (L), and (O). The Debtors confirm their consent to the Court’s entry of a Final Order. Each of the Debtor entities is an eligible debtor under section 109 of the Bankruptcy Code. The Chapter 11 Cases are cases under title 11 of the Bankruptcy Code (as described in Section 108(d)(2) of the Internal Revenue Code of 1986, as amended), each Debtor entity is under the jurisdiction of the Court in such cases, and the discharge of the indebtedness of the Debtors is pursuant to the Plan approved by the Court herein. Venue is proper before the Court pursuant to 28 U.S.C. §§ 1408 and 1409.

B. Commencement and Joint Administration of Chapter 11 Cases. On June 1, 2023 (the “Petition Date”), the Debtors commenced the Chapter 11 Cases. By order of the Court [Docket No. 39], the Chapter 11 Cases are being jointly administered for procedural purposes only pursuant to Bankruptcy Rule 1015. The Debtors have been operating their businesses and managing their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. No trustee, examiner, or official committee has been appointed in the Chapter 11 Cases.

C. Judicial Notice. The Court takes judicial notice of the docket of the Chapter 11 Cases maintained by the Clerk of the Court, including, but not limited to, all pleadings and other documents filed, all orders entered, and all evidence and arguments made, proffered, adduced, and/or presented at the various hearings held before the Court during the pendency of the Chapter 11 Cases.

D. Adequacy of Disclosure Statement. The Disclosure Statement (a) contains sufficient information of a kind necessary to satisfy the disclosure requirements of all applicable non-bankruptcy law, including the Securities Act of 1933, as amended (the “Securities Act”), (b) contains “adequate information” (as such term is defined in section 1125(a)(1) and used in section 1126(b) of the Bankruptcy Code) with respect to the Debtors, the Plan, and the transactions set forth therein, and (c) is approved in all respects.

E. Voting. Votes on the Plan were solicited after disclosure of “adequate information” as defined in section 1125 of the Bankruptcy Code. As evidenced by the Solicitation Affidavit and Tabulation Declaration, votes to accept the Plan have been solicited and tabulated fairly, in good faith, and in a manner consistent with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules and the Combined Hearing and Solicitation Order.

F. Ballots. The Ballots (a) adequately addressed the particular needs of these Chapter 11 Cases; (b) were appropriate for Holders of Claims in Class 5 (First Lien Claims), Class 6 (Second Lien Notes Claims) and Class 7 (2024 Stub Unsecured Notes Claims), which are the Classes of Claims entitled under the Plan (the “Voting Classes”), to vote to accept or reject the Plan; and (c) were in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and any other applicable rules, laws, and regulations.

G. Opt-Out Notices. As evidenced by the Solicitation Affidavit and the Tabulation Declaration, all Holders of Claims and Interests conclusively presumed to accept the Plan and Holders of Claims deemed to reject the Plan were provided the opportunity to opt out of the Third Party Release contained in the Plan. Further, because a form enabling each Holder of Impaired Claims to opt out of the Third Party Release was included in the Ballots and the Opt-Out Notices, every creditor, including each Unimpaired creditor, was provided with the means by which the creditor could opt out of the Third Party Release. Further, each Ballot and Opt-Out Notice included unambiguous directions for making such an opt-out election.

H. Solicitation.

1. Prior to the Petition Date, the Plan, the Disclosure Statement, and the Ballots, and, subsequent to the Petition Date, the Combined Notice, were transmitted and served in compliance with the Bankruptcy Rules (including Bankruptcy Rules 3017 and 3018), the Local Rules, and the Combined Hearing and Solicitation Order. The continued postpetition solicitation of the Voting Classes was proper and in compliance with section 1125 of the Bankruptcy Code. The period during which the Debtors solicited acceptances to the Plan was a reasonable period of time for the Voting Classes to make an informed decision to accept or reject the Plan.

2. The Debtors were not required to solicit votes from the Holders of Claims or Interests in Class 1 (Other Secured Claims), Class 2 (Other Priority Claims), Class 3 (ABL Facility Claims), Class 4 (Superpriority Term Loan Claims), Class 8 (General Unsecured Claims), Class 10 (Debtor Intercompany Claims), Class 11 (Non-Debtor Intercompany Claims), and Class 12 (Intercompany Interests), as such Classes are Unimpaired under the Plan and, therefore, deemed to accept the Plan. The Debtors also were not required to solicit votes from Holders of Claims or Interests in Class 9 (Section 510(b) Claims) or Class 13 (DNI Interests), as such Classes are deemed to reject the Plan. Although the Debtors were not required to solicit votes from Holders of Section 510(b) Claims or DNI Interests, which are not entitled to receive a distribution and deemed to reject the Plan, the Debtors served such Holders with the Combined Notice, which referenced the Plan and Disclosure Statement. As described in and as evidenced by the Tabulation Declaration and the Solicitation Affidavit, the transmittal and service of the Combined Notice was timely, adequate, and sufficient under the circumstances.

3. The Solicitation Package3 and solicitation of votes on the Plan was appropriate and satisfactory based upon the circumstances of the Chapter 11 Cases. The solicitation was conducted in good faith and was in compliance with the Solicitation Procedures, the Combined Hearing and Solicitation Order, the provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and any other applicable rules, laws, and regulations.

4. As set forth in the Tabulation Declaration, the Solicitation Package was distributed to Holders in the Voting Classes that held a Claim as of the Voting Record Date. The establishment and notice of the Voting Record Date was reasonable and sufficient. The twenty-nine (29) day period during which the Debtors solicited acceptances or rejections to the Plan from Holders of Claims in Voting Classes was a reasonable and sufficient period of time for such Holders to make an informed decision to accept or reject the Plan.

I. Notice. As is evidenced by the Notice Affidavit, the Solicitation Affidavit, the Tabulation Declaration, and the Publication Affidavit, as applicable, all parties entitled to receive notice of the Solicitation Package, Combined Hearing, and the deadline for filing and serving objections to confirmation of the Plan have been given due, proper, timely, and adequate notice in accordance with the Combined Hearing and Solicitation Order and in compliance with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and any other applicable rules, laws, or regulations, and such parties have had an opportunity to appear and be heard with respect thereto. No other or further notice is required.

[3]

The Solicitation Package includes (a) the Debtors’ cover letter in support of the Plan; (b) the appropriate Ballot and applicable voting instructions, together with a pre-addressed, postage prepaid return envelope; and (c) the Disclosure Statement and all exhibits thereto, including the Plan and all exhibits thereto.

J. Plan Supplement. The filing and notice of the Plan Supplement (and subsequent amendments, modifications, and supplements thereto filed with the Court) were proper and in accordance with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and the Solicitation Orders, and no other or further notice is or shall be required. All documents in the Plan Supplement are integral to, part of, and incorporated by reference into the Plan. Subject to the terms of the Plan and the Restructuring Support Agreement, the Debtors’ right to alter, amend, update, or modify the Plan Supplement, as well as the documents set forth therein, before the Effective Date is reserved. The Plan Supplement contains certain modifications made after expiration of the Voting Deadline. Such modifications comply with the applicable provisions of the Bankruptcy Code, Bankruptcy Rules, and Local Rules. Such modifications constitute immaterial and/or technical modifications and/or do not adversely affect the treatment of any Claims or Interests. Pursuant to Bankruptcy Rule 3019, the modifications do not require additional disclosure under section 1125 of the Bankruptcy Code or the resolicitation of votes under section 1126 of the Bankruptcy Code, nor do they require that the Holders of Claims be afforded an opportunity to change previously cast acceptances or rejections of the Plan. No Holder of a Claim shall be permitted to change its vote as a consequence of such modifications. Notice of these modifications was adequate and appropriate under the facts and circumstances of the Chapter 11 Cases.

K. Burden of Proof. The Debtors, as Plan proponents, have met their burden of proving the satisfaction of the requirements for confirmation of the Plan set forth in section 1129 of the Bankruptcy Code by a preponderance of the evidence, which is the applicable standard. Further, each witness who testified or submitted a declaration on behalf of the Debtors at or in connection with (including by declaration) the Combined Hearing was credible, reliable, and qualified to testify as to the topics addressed in his or her testimony.

L. Voting Results. As more fully set forth in the Tabulation Declaration, Class 5 (First Lien Claims) and Class 6 (Second Lien Notes Claims) voted to accept the Plan and Class 7 (2024 Stub Unsecured Notes Claims) voted to reject the Plan.

M. Bankruptcy Rule 3016. The Plan is dated and identifies the Debtors as the entities submitting the Plan, thereby satisfying Bankruptcy Rule 3016(a). The filing of the Disclosure Statement satisfied Bankruptcy Rule 3016(b).

COMPLIANCE WITH SECTION 1129 OF BANKRUPTCY CODE

N. Plan Compliance with Bankruptcy Code (11 U.S.C. § 1129(a)(1)). As further detailed below, the Plan complies with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1129(a)(1) of the Bankruptcy Code, including each element of section 1129(a) and, to the extent applicable, section 1129(b).

1. Proper Classification (11 U.S.C. §§ 1122 and 1123(a)(1)). Article III of the Plan designates thirteen Classes of Claims or Interests. The Claims or Interests in each Class are substantially similar to other Claims or Interests in each such Class. Valid business, legal, and factual reasons exist for separately classifying the various Classes of Claims and Interests under the Plan. The Court hereby finds that (a) the classifications of Claims and Interests under the Plan (i) are fair, reasonable, and appropriate and (ii) were not done for any improper purpose, (b) valid business, legal, and factual reasons exist for separately classifying the various Classes of Claims and Interests under the Plan, and (c) the creation of such Classes and the treatment provided to each Class does not unfairly discriminate between or among Holders of Claims or Interests. The Plan, therefore, satisfies sections 1122 and 1123(a)(1) of the Bankruptcy Code.

2. Specified Unimpaired Classes (11 U.S.C. § 1123(a)(2)). The Plan specifies that Classes 1, 2, 3, 4, 8, 10, 11, and 12 are Unimpaired under the Plan within the meaning of section 1124 of the Bankruptcy Code, thereby satisfying section 1123(a)(2) of the Bankruptcy Code.

3. Specified Treatment of Impaired Classes (11 U.S.C. § 1123(a)(3)). The Plan specifies that Classes 5, 6, 7, 9, and 13 are Impaired under the Plan within the meaning of section 1124 of the Bankruptcy Code and specifies the treatment of such Classes, thereby satisfying section 1123(a)(3) of the Bankruptcy Code.

4. No Disparate Treatment (11 U.S.C. § 1123(a)(4)). The Plan meets the requirements of section 1123(a)(4) of the Bankruptcy Code because Holders of Allowed Claims or Interests will receive, on account of such Claims and Interests, the same rights and treatment as other Holders of Allowed Claims or Interests within such Holders’ respective Classes. The Plan provides for an approximate 4.8% recovery to Holders of Claims in Class 6 (Second Lien Notes Claims) and Class 7 (2024 Stub Unsecured Noteholder Claims), both of which are unsecured as evidenced by the Debtors’ Valuation Analysis attached as Exhibit 5 to the Disclosure Statement. Specifically, the Plan (x) provides for the equitization of the Second Lien Notes Claims such that Holders of Second Lien Notes Claims will receive their pro rata share of 2% of the New Common Stock (other than the Participation Premium (as defined in the DIP Term Sheet)) subject to dilution for the Additional New Common Stock and the New Management Incentive Plan and (y) provides that Holders of the 2024 Stub Unsecured Notes will receive Cash in an amount that will provide each Holder with the same percentage recovery that the Holders of Second Lien Claims will receive based on the midpoint equity value of the New Common Stock as set forth in the Disclosure Statement. Based upon the evidence presented at the Confirmation Hearing, the separate classification of the Holders of Second Lien Notes Claims and the Holders of 2024 Stub Unsecured Noteholder Claims is appropriate. The Plan, therefore, satisfies section 1123(a)(4) of the Bankruptcy Code.

5. Implementation of Plan (11 U.S.C. § 1123(a)(5)). Article IV and other provisions of the Plan, the various documents included in the Plan Supplement, and the terms of this confirmation order (this “Order”) provide adequate and proper means for the implementation of the Plan, including, without limitation, the (a) good-faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan, (b) consummation of the Restructuring Transactions (including as set forth in the Restructuring Steps Memorandum), (c) issuance of the New Common Stock, (d) incurrence of the Exit Facility, (e) preservation of each Debtor’s corporate existence following the Effective Date (except as otherwise provided in the Plan or the Plan Supplement), (f) vesting of the Estates’ assets in the respective Reorganized Debtors, (g) cancellation of existing notes, instruments, certificates, and other documents, (h) appointment of the Reorganized DNI Board, (i) adoption of the New Management Incentive Plan, and (j) the preservation of Causes of Action of the Reorganized Debtors other than Causes of Action expressly released by the Debtors pursuant to the releases and exculpations contained in the Plan. The Plan, therefore, satisfies section 1123(a)(5) of the Bankruptcy Code.

6. Charter Provisions (11 U.S.C. § 1123(a)(6)). Article IV.K of the Plan provides that the New Corporate Governance Documents will prohibit the issuance of non-voting equity securities to the extent required by section 1123(a)(6) of the Bankruptcy Code. Accordingly, the Plan satisfies the requirements of section 1123(a)(6) of the Bankruptcy Code.

7. Designation of Directors and Officers (11 U.S.C. § 1123(a)(7)). Pursuant to Article IV.L of the Plan, on the Effective Date, the terms of the current members of the board of directors of DNI shall expire, and the Reorganized DNI Board will include those directors set forth in the list of directors of the Reorganized Debtors included in the Plan Supplement. On the Effective Date, the officers and overall management structure of Reorganized DNI, and all officers and management decisions with respect to Reorganized DNI (and/or any of its direct or indirect subsidiaries), compensation arrangements, and affiliate transactions shall only be subject to the approval of the Reorganized DNI Board or as otherwise set forth in such Reorganized Debtor’s New Corporate Governance Documents or such subsidiary’s organizational documents (as applicable). The selection of the members of the Reorganized DNI Board and members of the senior management team is consistent with the interests of all Holders of Claims and Interests and public policy. No party in interest has objected to the manner of selection of the boards of directors or the officers of the Debtors. Accordingly, the Plan satisfies the requirements of section 1123(a)(7) of the Bankruptcy Code.

8. Additional Plan Provisions (11 U.S.C. § 1123(b)). As set forth below, the discretionary provisions of the Plan comply with section 1123(b) of the Bankruptcy Code and are not inconsistent with the applicable provisions of the Bankruptcy Code. Thus, section 1123(b) of the Bankruptcy Code is satisfied.

(a) Impairment/Unimpairment of Classes (11 U.S.C. § 1123(b)(1)). In accordance with section 1123(b)(1) of the Bankruptcy Code, Classes 1, 2, 3, 4, 8, 10, 11, and 12 are Unimpaired, and Classes 5, 6, 7, 9 and 13 are Impaired, by the Plan.

(b) Assumption and Rejection of Executory Contracts and Unexpired Leases (11 U.S.C. § 1123(b)(2)). On the Effective Date, except as otherwise provided in the Plan or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, all Executory Contracts and Unexpired Leases shall be deemed assumed, without the need for any further notice to or action, order, or approval of the Bankruptcy Court, as of the Effective Date under section 365 of the Bankruptcy Code, unless such Executory Contract or Unexpired Lease (1) was assumed or rejected previously by the Debtors; (2) previously expired or terminated pursuant to its own terms; (3) is the subject of a motion to reject filed on or before the Effective Date; or (4) is identified on the Rejected Executory Contract and Unexpired Lease List. Entry of this Order shall constitute approval of the assumption, assumption and assignment (including any related assignment resulting from the Restructuring Transactions or otherwise), or rejection, as applicable, of such Executory Contracts or Unexpired Leases as set forth in the Plan and the Rejected Executory Contract and Unexpired Lease List, as applicable, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Unless otherwise indicated, assumptions, assumptions and assignments, or rejections of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date. Subject to the Restructuring Steps Memorandum and Restructuring Transactions, each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Court order but not assigned to a third party before the Effective Date shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of the Plan or any order of the Court authorizing and providing for its assumption under applicable federal law. Thus, the Plan complies with section 1123(b)(2) of the Bankruptcy Code.

(c) Retention of Claims (11 U.S.C. § 1123(b)(3)). Except as otherwise provided in the Plan, this Order or the Plan Supplement, or in any agreement, instrument, or other document incorporated in the Plan, on the Effective Date, all property in each Debtor’s Estate, all Causes of Action, and any property acquired by any of the Debtors under the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances (except for Liens securing obligations under the Exit Facility Documents, and Liens securing obligations on account of Other Secured Claims that are Reinstated pursuant to the Plan, if any); provided, that, upon the Effective Date, the Debtors will release, and will not retain: (a) any and all Causes of Action in respect of the Unimpaired Claims in Classes 3 and 4 that are repaid in full in cash on or prior to the Effective Date and (b) any and all Avoidance Actions existing as of the Effective Date against Entities that are not insiders (as defined in the Bankruptcy Code). On and after the Effective Date, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. Thus, the Plan complies with section 1123(b)(3) of the Bankruptcy Code.

(d) Additional Plan Provisions (11 U.S.C. § 1123(b)(6)). The Plan’s other provisions are appropriate and consistent with the applicable provisions of the Bankruptcy Code, including, but not limited to, provisions for (i) distributions to Holders of Claims, (ii) resolution of Disputed Claims and Interests, (iii) allowance of certain Claims and Interests, (iv) indemnification obligations, (v) releases by the Debtors of certain parties, (vi) releases by certain third parties, (vii) exculpations of certain parties, (viii) injunctions from certain actions, (ix) retention of the Court’s jurisdiction, and (x) estimation of any Disputed Claims or Disputed Interests, thereby satisfying the requirements of section 1123(b)(6) of the Bankruptcy Code.

(e) Cure of Defaults (11 U.S.C. 1123(d)). The procedures set forth in Article V.C of the Plan, including those (x) related to payment of Cure Amounts and (y) for objecting to assumption or assumption and assignment of an Executory Contract or Unexpired Lease based on the proposed Cure Amounts, comply with section 1123(d) of the Bankruptcy Code.

O. The Debtors’ Compliance with Bankruptcy Code (11 U.S.C. § 1129(a)(2)). As further detailed below, the Debtors have complied with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1129(a)(2) of the Bankruptcy Code. Specifically:

1. Each of the Debtor entities is a proper debtor under section 109 of the Bankruptcy Code.

2. The Debtors have complied with all applicable provisions of the Bankruptcy Code, except as otherwise provided or permitted by orders of the Court.

3. The Debtors have complied with the applicable provisions of the Combined Hearing and Solicitation Order, the Bankruptcy Code, the Bankruptcy Rules, and the Local Rules, including, but not limited to, sections 1125 and 1126(b) of the Bankruptcy Code, in (a) transmitting the Solicitation Package and related documents and (b) soliciting and tabulating votes with respect to the Plan.

4. Good, sufficient, and timely notice of the Combined Hearing has been provided to each Holder of Claims that was entitled to vote to accept or reject the Plan and to Holders of Claims or Interests that were not entitled to vote to accept or reject the Plan.

P. Plan Proposed in Good Faith (11 U.S.C. § 1129(a)(3)). The Plan is the product of the open, honest, and good faith process through which the Debtors have conducted their restructuring and reflects extensive, good faith, arm’s length negotiations among the Debtors, the Agents, the members of the Ad Hoc Group, the Consenting Creditors (as defined in the Restructuring Support Agreement), and their other economic stakeholders. In determining that the Plan has been proposed in good faith, the Court has examined the totality of the circumstances surrounding the filing of the Chapter 11 Cases, the Plan itself, the formulation of the Plan, the process leading to Confirmation, the support of Holders of Claims in the Voting Classes for the

Plan, and the transactions to be implemented pursuant thereto. The Plan itself and the process leading to its formulation provide independent evidence of the Debtors’ good faith, serve the public interest, and assure fair treatment of Holders of Claims. Consistent with the overriding purpose of the Bankruptcy Code, the Chapter 11 Cases were filed, and the Plan was proposed, in good faith with the legitimate and honest purpose of maximizing the value of the Debtors’ Estates. The Plan is fair, reasonable, consistent with sections 1122, 1123, and 1129 of the Bankruptcy Code and gives effect to many of the Debtors’ restructuring initiatives, including implementing value-maximizing restructuring transactions. Based on the foregoing, the facts and record of the Chapter 11 Cases, including, but not limited to, the Combined Hearing and the Confirmation Declarations, the Plan has been proposed in good faith and not by any means forbidden by law, thereby satisfying section 1129(a)(3) of the Bankruptcy Code.

Q. Payment for Services or Cost and Expenses (11 U.S.C. § 1129(a)(4)). The procedures set forth in the Plan for the Court’s review and ultimate determination of the fees and expenses to be paid by the Debtors in connection with these Chapter 11 Cases, or in connection with the Plan and incident to these Chapter 11 Cases, satisfy the objectives of, and are in compliance with, section 1129(a)(4) of the Bankruptcy Code.

R. Service of Certain Individuals (11 U.S.C. § 1129(a)(5)). On the Effective Date, the terms of the current members of the board of directors of DNI shall expire, and the Reorganized DNI Board will include those directors set forth in the list of directors of the Reorganized Debtors included in the Plan Supplement. On the Effective Date, the initial officers of Reorganized DNI and the other Reorganized Debtors will consist of the individuals identified in the Plan Supplement. On July 7, 2023 [Docket No. 224], the Debtors disclosed the identity and affiliations of certain members of the Reorganized DNI Board to the extent such information is available. The appointment to, or continuance in, such office of such persons, and the procedures for identifying such persons as set forth in the Restructuring Term Sheet, are consistent with the interests of Holders of Claims and Interests and with public policy. Accordingly, the Debtors have satisfied the requirements of section 1129(a)(5) of the Bankruptcy Code.

S. Rate Changes (11 U.S.C. § 1129(a)(6)). The Plan does not provide for any rate changes over which a governmental regulatory commission has jurisdiction, and, accordingly, section 1129(a)(6) of the Bankruptcy Code is inapplicable to the Plan.

T. Best Interest of Creditors (11 U.S.C. § 1129(a)(7)).

1. The Plan satisfies section 1129(a)(7) of the Bankruptcy Code because each Holder of a Claim or Interest either (a) has voted to accept the Plan, (b) is Unimpaired and deemed to have accepted the Plan, or (c) shall receive or retain under the Plan, on account of such Claim or Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount that such Holder would receive or retain if the Debtors were to be liquidated under chapter 7 of the Bankruptcy Code on such date.

2. The liquidation analysis attached as Exhibit 6 to the Disclosure Statement and the other evidence related thereto in support of the Plan that was proffered or adduced at, prior to, and in connection with, the Combined Hearing, including the Adrianopoli Declaration, (a) are reasonable, persuasive, and credible as of the dates such analysis or evidence was proffered, adduced, and/or presented, (b) utilize reasonable and appropriate methodologies and assumptions, (c) have not been controverted by other evidence, and (d) establish that, with respect to each Impaired Class of Claims or Interests, each Holder of an Allowed Claim or Interest in such Class shall receive under the Plan on account of such Allowed Claim or Interest property of a value, as of the Effective Date, that is not less than the amount such Holder would receive if the Debtors were liquidated on the Effective Date under chapter 7 of the Bankruptcy Code. Accordingly, the Debtors have satisfied the requirements of section 1129(a)(7) of the Bankruptcy Code.

U. Acceptance by Certain Classes (11 U.S.C. § 1129(a)(8)).

1. Holders of Claims in Class 1 (Other Secured Claims), Class 2 (Other Priority Claims), Class 3 (ABL Facility Claims), Class 4 (Superpriority Term Loan Claims), Class 8 (General Unsecured Claims), Class 10 (Debtor Intercompany Claims), Class 11 (Non-Debtor Intercompany Claims) and Class 12 (Intercompany Interests) are Unimpaired and, pursuant to section 1126(f) of the Bankruptcy Code, are conclusively presumed to have accepted the Plan, thus meeting the requirements of section 1128(a)(8) of the Bankruptcy Code.

2. The Plan has not been accepted by all Impaired Classes of Claims and Interests. As reflected in the Tabulation Declaration, more than the requisite number of Holders and Claim amounts in Class 5 (First Lien Claims) and Class 6 (Second Lien Claims), which are Impaired Classes of Claims under the Plan, entitled to vote to accept or reject the Plan have affirmatively voted to accept the Plan (i.e., Class 5 (First Lien Claims) voted 99.36% in number and 99.18% in amount to accept the Plan and Class 6 (Second Lien Claims) voted 94.02% in number and 87.45% in amount to accept the Plan). Holders of Claims in Class 7 (2024 Stub Notes Claims) voted to reject the Plan. Holders of Section 510(b) Claims (Class 9) and Holders of DNI Interests (Class 13) are Impaired and receive no recovery on account of their Claims or Interests pursuant to the Plan and are deemed to have rejected the Plan. Notwithstanding the foregoing, the Plan is confirmable because it satisfies sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.

3. The Debtors have satisfied the requirements of section 1129(a)(8) of the Bankruptcy Code with respect to Class 5 (First Lien Claims) and Class 6 (Second Lien Claims), which are Impaired Classes of Claims under the Plan. Although Class 7 (2024 Stub Unsecured Notes), Class 9 (Section 510(b) Claims) and Class 13 (DNI Interests) are rejecting Classes for purposes of section 1129(a)(8) of the Bankruptcy Code, as addressed below, the Plan is confirmable pursuant to section 1129(b) of the Bankruptcy Code notwithstanding such rejection.

V. Treatment of Administrative Expense Claims, Priority Tax Claims, Other Priority Claims, and Other Secured Claims (11 U.S.C. § 1129(a)(9)). The treatment of Administrative Expense Claims, Priority Tax Claims, Other Priority Claims, and Other Secured Claims pursuant to Articles II and III of the Plan satisfies the requirements of sections 1129(a)(9) of the Bankruptcy Code.

W. Acceptance by Impaired Class of Claims (11 U.S.C. § 1129(a)(10)). Class 5 (First Lien Claims) and Class 6 (Second Lien Claims), each of which is Impaired under the Plan, have voted to accept the Plan, determined without including any vote to accept the Plan by any insider, thereby satisfying section 1129(a)(10) of the Bankruptcy Code.

X. Feasibility (11 U.S.C. § 1129(a)(11)). All Allowed Claims shall be paid or otherwise satisfied in accordance with the terms of the Plan or Definitive Documents. The evidence proffered, adduced, and/or presented at the Combined Hearing, including the Adrianopoli Declaration, (1) is reasonable, persuasive, and credible as of the dates such analysis or evidence was prepared, presented, or proffered, (2) utilizes reasonable and appropriate methodologies and assumptions, (3) has not been controverted by other evidence, and (4) establishes that the Plan is feasible, the Reorganized Debtors shall have sufficient liquidity, including access to the Exit Facility, and be able to meet their financial obligations under the Plan and in the ordinary course of their businesses, and the confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Reorganized Debtors, thereby satisfying the requirements of section 1129(a)(11) of the Bankruptcy Code.

Y. Payment of Fees (11 U.S.C. § 1129(a)(12)). Article XII.C of the Plan provides that all fees payable pursuant to section 1930(a) of the Judicial Code related to the Chapter 11 Cases, including fees and expenses payable to the U.S. Trustee, will be paid by each of the applicable Reorganized Debtors for each quarter (including any fraction thereof) until the applicable Chapter 11 Case of such Reorganized Debtor is converted, dismissed, or closed, whichever occurs first, thereby satisfying section 1129(a)(12) of the Bankruptcy Code.

Z. Continuation of Retiree Benefits (11 U.S.C. § 1129(a)(13)). The Plan provides that from and after the Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law and the terms of such benefit plan. Therefore, the Debtors have satisfied section 1129(a)(13) of the Bankruptcy Code.

AA. Domestic Support Obligations (11 U.S.C. § 1129(a)(14)). The Debtors are not required by a judicial or administrative order, or by statute, to pay a domestic support obligation and, accordingly, section 1129(a)(14) of the Bankruptcy Code is inapplicable to the Plan.

BB. Plan of an Individual Debtor (11 U.S.C. § 1129(a)(15)). None of the Debtors are individuals and, accordingly, section 1129(a)(15) of the Bankruptcy Code is inapplicable to the Plan.

CC. Transfers in Accordance with Non-Bankruptcy Law (11 U.S.C. § 1129(a)(16)). None of the Debtor entities is a nonprofit entity and, accordingly, section 1129(a)(16) of the Bankruptcy Code is inapplicable to the Plan.

DD. No Unfair Discrimination; Fair and Equitable (11 U.S.C. § 1129(b)). Although Classes 7, 9, and 13 are rejecting Classes for purposes of section 1129(a)(8) of the Bankruptcy Code, the Plan is confirmable pursuant to section 1129(b) of the Bankruptcy Code notwithstanding such rejection because, based upon the record before the Court and the treatment provided to such Claims and Interests, the Plan does not discriminate unfairly against, and is fair and equitable with respect to, such Classes of Claims and Interests, and the Plan satisfies all the requirements for confirmation set forth in section 1129(a) of the Bankruptcy Code, except for section 1129(a)(8). The evidence in support of confirmation of the Plan proffered or adduced by the Debtors at, prior to, or in the Confirmation Declarations filed in connection with the Combined Hearing regarding the Debtors’ classification and treatment of Claims and Interests and the requirements for confirmation of the Plan under section 1129(b) of the Bankruptcy Code (1) is reasonable, persuasive, and credible, (2) utilizes reasonable and appropriate methodologies and assumptions, and (3) has not been controverted by other credible evidence. Based upon the evidence proffered, adduced, and presented by the Debtors prior to or at the Confirmation Hearing, the Plan does not “discriminate unfairly” against any Holders of Claims and Interests in Classes 7, 9 or 13 because all similarly situated Holders of Claims and Interests will receive substantially similar treatment, and, to the extent the Plan treats any Classes differently, there are valid business, legal and factual reasons to do so. The Plan is also “fair and equitable” with respect to Classes 7, 9 and 13. Specifically, no Holder of Claims or Interests junior to Holders in Classes 7, 9 or 13 is receiving a distribution on account of such Claim or Interest under the Plan, and no Class of Claims or Interests is receiving more than a full recovery on account of its Claims or Interests. The Plan, therefore, satisfies the requirements of section 1129(b) of the Bankruptcy Code and may be confirmed despite the fact that not all Impaired Classes have voted to accept the Plan.

EE. Only One Plan (11 U.S.C. § 1129(c)). The Plan is the only plan that has been filed in the Chapter 11 Cases and meets the requirements of sections 1129(a) and (b), thereby satisfying the requirements of section 1129(c) of the Bankruptcy Code.

FF. Principal Purpose of Plan (11 U.S.C. § 1129(d)). The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act, thereby satisfying the requirements of section 1129(d) of the Bankruptcy Code.

GG. Not Small Business Cases (11 U.S.C. § 1129(e)). The Chapter 11 Cases are not small business cases and, accordingly, section 1129(e) of the Bankruptcy Code is inapplicable to the Chapter 11 Cases.

HH. Good Faith Solicitation (11 U.S.C. § 1125(e)). Based on the record of the Chapter 11 Cases, including, but not limited to, the evidence proffered, adduced, and/or presented at the Combined Hearing, which is reasonable, persuasive, and credible, utilizes reasonable and appropriate methodologies and assumptions, and has not been controverted by other evidence, the Debtors and each independent director or manager of the Debtors (1) has solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including, but not limited to, section 1125(e) of the Bankruptcy Code, and any applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with such solicitation, and (2) shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer, issuance, sale, and purchase of any securities offered and sold under the Plan (including, without limitation, the New Common Stock) and, therefore, (a) are not, and, on account of any such offer, issuance, and solicitation, shall not be, liable at any time for any violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer, issuance, sale, or purchase of any securities offered and sold under the Plan and (b) are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code. In addition, the Debtors have acted and entered into the documents effectuating the Debtors’ restructuring pursuant to the Plan in good faith and shall be deemed to continue to act in good faith if they proceed to consummate the Plan, the transactions contemplated hereby and thereby, and the Debtors’ restructuring pursuant thereto. The Debtors fairly and reasonably negotiated the transactions effectuating the Debtors’ restructuring at arm’s length, and the resulting terms of the agreements (including each of the Definitive Documents) are in the best interests of the Debtors and the Estates. Moreover, the Released Parties and Exculpated Parties acted in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including with respect to (1) the solicitation of acceptance or rejection of the Plan and (2) the participation in the offer, issuance, sale, or purchase of a security, offered or sold under the Plan (including, without limitation, the New Common Stock), and are entitled to the protections of section 1125(e) of the Bankruptcy Code and all other applicable protections and rights provided in the Plan and this Order.

II. Satisfaction of Confirmation Requirements. Based upon the foregoing, all other pleadings, documents, exhibits, statements, declarations, and affidavits filed in connection with confirmation of the Plan, and all evidence and arguments made, proffered, or adduced at the Combined Hearing, the Plan satisfies the requirements for confirmation set forth in section 1129 of the Bankruptcy Code.

ADDITIONAL FINDINGS REGARDING CHAPTER 11 CASES AND PLAN

JJ. Adequate Assurance. The Debtors have provided adequate assurance of future performance for each of the Executory Contracts and Unexpired Leases that are being assumed by the Debtors pursuant to the Plan. The Debtors have cured or provided adequate assurance that the Reorganized Debtors will cure defaults, if any, under or relating to each of the Executory Contracts and Unexpired Leases that are being assumed by the Debtors pursuant to the Plan. The Plan and such assumptions, therefore, satisfy the requirements of section 365 of the Bankruptcy Code.

KK. Implementation. All documents and agreements necessary to implement the Plan, including, but not limited to, the Plan Supplement, the New Corporate Governance Documents, and the Exit Facility Documents, are essential elements of the Plan and have been negotiated in good faith and at arm’s length, and entry into and consummation of the transactions contemplated by each such document and agreement is in the best interests of the Debtors, the Estates, and the Holders of Claims and shall, upon completion of documentation and execution, be valid, binding, and enforceable agreements and not be in conflict with any federal, state, or local law. The Debtors have exercised reasonable business judgment in determining which agreements to enter into and have provided sufficient and adequate notice of such documents and agreements. The Debtors are authorized, without any further notice to, or action, order, or approval of, the Court, to finalize, execute, and deliver all agreements, documents, instruments, and certificates relating to the Plan and to perform their obligations under such agreements, documents, instruments, and certificates in accordance with the Plan.

LL. Exit Facility. The Exit Facility and the Exit Facility Documents have been negotiated in good faith and at arm’s length, are fair and reasonable, for good and valuable consideration, and for legitimate business purposes as an inducement to the holders thereof to extend credit thereunder, and constitute legal, valid, binding, and authorized indebtedness and obligations of the Reorganized Debtors, enforceable in accordance with their respective terms.

MM. Exemption from Securities Law. Shares of New Common Stock to be issued under the Plan (a) are not “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and (b) are freely tradable and transferable by any initial recipient thereof that (i) is not an “affiliate” of the Debtors as defined in Rule 144(a)(1) under the Securities Act, (ii) has not been such an “affiliate” within 90 days of such transfer, and (iii) is not an entity that is an “underwriter” as defined in subsection (b) of section 1145 of the Bankruptcy Code.

NN. New Corporate Governance Documents.

1. The Debtors exercised reasonable business judgment in determining to enter into the New Corporate Governance Documents and have provided sufficient and adequate notice thereof. The New Corporate Governance Documents, as may be amended or modified without further approval from the Court in accordance with their terms, are essential elements of the Plan, were proposed in good faith, are critical to the success and feasibility of the Plan, and are necessary and appropriate for the consummation of the Plan. Entry into the New Corporate Governance Documents and all related agreements and documents is fair, reasonable, and in the best interests of the Debtors, their Estates, all Holders of Claims, and the Reorganized Debtors. The New Corporate Governance Documents are the product of good faith, arm’s length negotiations.

2. Neither the execution and delivery by the Reorganized Debtors of any of the New Corporate Governance Documents, nor the performance by the applicable Reorganized Debtor of its obligations thereunder, constitutes a violation of, or a default under, any contract or agreement to which they are a party, including, but not limited to, those contracts or agreements reinstated under the Plan.

OO. Injunction, Exculpation, and Releases.

1. The Court has jurisdiction under sections 157 and 1334(a) and (b) of title 28 of the United States Code to approve the releases, exculpations, and injunctions set forth in Article VIII of the Plan. Section 105(a) of the Bankruptcy Code permits issuance of the injunctions and approval of the releases and exculpations set forth in Article VIII of the Plan.

2. Debtor Release. Article VIII.D of the Plan describes certain releases granted by the Debtors to the Released Parties (the “Debtor Release”). The Released Parties include, collectively, and in each case, in its capacity as such: (a) each of the Debtors; (b) each of the Reorganized Debtors; (c) each of the Superpriority Term Loan Lenders; (d) each of the ABL Facility Lenders; (e) each of the First Lien Term Loan Lenders; (f) each of the First Lien Euro Noteholders; (g) each of the First Lien U.S. Noteholders; (h) each of the 2023 Stub First Lien Term Loan Lenders; (i) each of the Second Lien Noteholders; (j) each of the 2024 Stub Unsecured Noteholders; (k) the Agents; (l) the Trustees; (m) the DIP Agent; (n) each of the DIP Lenders; (o) each Consenting Creditor; (p) each current Affiliate of each Entity in clause (a) through the following clause (q); and (q) each Related Party of each Entity in clause (a) through this clause (q); provided, that no Entity shall be a Released Party unless such Entity is also a Releasing Party; provided, further, that any of the foregoing identified as a non-released party in a schedule included in the Plan Supplement shall not be a Released Party.

3. The Debtors have satisfied the business judgment standard under Bankruptcy Rule 9019 with respect to the propriety of the Debtor Release. The evidence proffered, adduced, and/or presented at the Combined Hearing, including the Adrianopoli Declaration, (1) is reasonable, persuasive, and credible; (2) has not been controverted by other evidence; and (3) establishes that the Debtor Release is a necessary and integral element of the Plan, and is fair, reasonable, and in the best interests of the Debtors, the Estates, and Holders of Claims and Interests. The Debtor Release is: (a) in exchange for the good and valuable consideration provided by the Released Parties, including, without limitation, the Released Parties’ contributions to facilitating the Restructuring Transactions and implementing the Plan; (b) a good faith settlement and compromise of the Claims released by the Debtor Release; (c) in the best interests of the

Debtors and all Holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; (f) narrowly tailored to the circumstances of the Chapter 11 Cases, and (g) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the Debtor Release.

4. Third Party Release. Article VIII.E of the Plan describes certain releases granted by the Releasing Parties to the Released Parties (the “Third Party Release”). The Third-Party Release provides finality for the Debtors, the Reorganized Debtors, and the Released Parties regarding the parties’ respective obligations under the Plan and with respect to the Reorganized Debtors. The Combined Notice sent to Holders of Claims and Interests and published in The Wall Street Journal on June 7, 2023, the Financial Times on June 8, 2023, the Plain Dealer on June 10, 2023, the Handelsblatt on June 13, 2023, and the Het Financieele Dagblad on June 13, 2023; the Opt-Out Notice sent to Holders of Claims conclusively presumed to accept the Plan; the Opt-Out Notice sent to Holders of Claims deemed to reject the Plan; and the Disclosure Statement and Ballots sent to all Holders of Claims entitled to vote on the Plan, in each case, unambiguously stated that the Plan contains the Third Party Release. Further, each Ballot and Opt-Out Notice included unambiguous directions for making an election to opt out of the Third Party Release. Because every Releasing Party was given due and adequate notice of the Third Party Release and was provided the opportunity to opt out of the Third Party Release, the Third Party Release is consensual under and complies with controlling precedent as to those Releasing Parties that did not elect to opt out of granting the Third-Party Release. In addition, the Third Party Release is (a) essential to the Confirmation of the Plan; (b) given in exchange for the good and valuable consideration provided by the Released Parties; (c) a good-faith settlement and compromise of the Claims released by the Third Party Release; (d) in the best interests of the Debtors and their Estates;

(e) fair, equitable, and reasonable; (f) given and made after due notice and opportunity for hearing; (g) narrowly tailored to the circumstances of the Chapter 11 Cases; and (h) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the Third-Party Release. Such release is a necessary and integral element of the Plan, and is fair, equitable, reasonable, and in the best interests of the Debtors, the Estates, and all Holders of Claims and Interests.

5. Specifically, the Third-Party Release facilitated participation of parties-in-interest in both the Plan process and the chapter 11 process generally. The Third-Party Release was critical to incentivizing parties-in-interest to support the Plan by providing critical concessions and funding, and to preventing costly and time-consuming litigation regarding various parties’ respective rights and interests. The Third-Party Release was a core negotiation point and instrumental in developing a Plan that maximized value for all of the Debtors’ stakeholders. The Third-Party Release is designed to provide finality for the Debtors, the Reorganized Debtors, and the Released Parties. As such, the Third-Party Release appropriately offer certain protections to parties who constructively participated in the Debtors’ restructuring.

6. The Third-Party Release is consensual. The Plan, the Disclosure Statement, the Solicitation Materials, and the Opt-Out Notices provide appropriate and specific disclosure with respect to the Entities and Causes of Action that are subject to the Third-Party Release and no additional disclosure is necessary. As evidenced by the Tabulation Declaration, the Debtors provided actual notice to all known parties-in-interest, including all known Holders of Claims, as well as published notice in national and international publications for the benefit of unknown parties-in-interest, and no further or other notice is necessary. Additionally, the release provisions of the Plan were conspicuous, emphasized with boldface type in the Plan, the Disclosure

Statement, the Ballots, and the applicable notices. All Releasing Parties were properly informed that unless they checked the “Opt Out” box on the applicable Ballot or Opt-Out Notice and returned the same in advance of the Voting Deadline, they would be deemed to have expressly consented to the release of all Claims and Causes of Action against the Released Parties.

7. The scope of the Third-Party Release is appropriately tailored to the facts and circumstances of these Chapter 11 Cases.

8. In light of, among other things, the consensual nature of the Third-Party Release, the critical role of the Third-Party Release in obtaining the requisite support of the Debtors’ stakeholders needed to confirm the Plan, and the significant value provided by the Released Parties to the Debtors’ Estates, the Third-Party Release is appropriate.

9. Exculpation. The exculpation, described in Article VIII.F of the Plan (the “Exculpation”), is appropriate under applicable law, including and to the maximum extent provided in In re Highland Capital Mgmt., L.P., 48 F. 4th 419 (5th Cir. 2022), because it was proposed in good faith, was formulated following extensive good-faith, arm’s-length negotiations with key constituents, and is appropriately limited in scope. Notwithstanding anything to the contrary in the Plan, the Exculpated Parties shall be, collectively, each of the Debtors. The Exculpated Parties have, and upon Consummation of the Plan shall be deemed to have, participated in good faith and in compliance with their fiduciary duties and the applicable laws with regard to (a) all actions and inactions taken in connection with the Chapter 11 Cases and (b) the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

10. The Exculpation described in Article VIII.F of the Plan, as modified herein, is fair, reasonable, and appropriate under the circumstances of the Chapter 11 Cases and is consistent with the applicable law in this jurisdiction.

11. Injunction. The injunction provision set forth in Article VIII.G of the Plan is necessary to implement, preserve, and enforce the Debtors’ discharge, the Debtor Release, the Third Party Release, and the Exculpation, and is narrowly tailored to achieve this purpose.

12. The release and discharge of all mortgages, deeds of trust, Liens, pledges, or other security interests against or in any property of the Estates as set forth in Article VIII.C of the Plan is necessary to implement the Plan. Such provisions set forth in Article VIII.C of the Plan are appropriate, fair, equitable, and reasonable and are in the best interests of the Debtors, the Estates, and Holders of Claims and Interests.

PP. Payment of Administrative Claims, Priority Claims, and DIP Claims. Based on the evidence proffered, adduced, and/or presented by the Debtors at the Combined Hearing, the Plan provides for payment in full in Cash of all Allowed Administrative Claims, Professional Fee Claims, Priority Tax Claims, DIP Claims, Restructuring Expenses, and Other Priority Claims, as well as U.S. Trustee fees.

QQ. Retention of Jurisdiction. The Court may properly retain, and does hereby retain, exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including the matters set forth in Article XI of the Plan; provided, however, that the Court’s retention of jurisdiction pursuant to this Order or the Plan shall not govern the enforcement or adjudication of any rights or remedies with respect to or as provided in the Exit Facility Documents, and the jurisdictional provisions of such documents shall control.

RR. Good Faith. The Debtors have proposed the Plan in good faith, with the legitimate and honest purpose of maximizing the value of the Debtors’ Estates for the benefit of their stakeholders. The Plan accomplishes this goal. Accordingly, the Debtors and the Released Parties have been, are, and will continue to be acting in good faith within the meaning of sections 1129(a)(3) and 1125(e) of the Bankruptcy Code if they proceed to: (a) consummate the Plan, the Restructuring Transactions, the Exit Facility Documents, the New Corporate Governance Documents, and the agreements, settlements, transactions, transfers, and other actions contemplated thereby, regardless of whether such agreements, settlements, transactions, transfers, and other actions are expressly authorized by this Order; (b) issue the New Common Stock (including the Additional New Common Stock); and (c) take any actions authorized and directed or contemplated by this Order.

NOW, THEREFORE, IT IS HEREBY ORDERED, ADJUDGED, AND DECREED THAT:

1. Findings of Fact and Conclusions of Law. The findings and conclusions set forth above and in the record of the Combined Hearing constitute the Court’s findings of fact and conclusions of law pursuant to Rule 52 of the Federal Rules of Civil Procedure, as made applicable herein by Bankruptcy Rules 7052 and 9014, and are incorporated by reference as though fully set forth herein. To the extent that any finding of fact shall be determined to be a conclusion of law, it shall be deemed so, and vice versa.

2. Notice of Combined Hearing. The Combined Notice and the Plan, and service thereof, complied with the terms of the Combined Hearing and Solicitation Order, was appropriate and satisfactory based upon the circumstances of the Chapter 11 Cases, and was in compliance with the Bankruptcy Code, the Bankruptcy Rules, and the Local Rules.

3. Solicitation. The Solicitation on the Plan complied with the Solicitation Procedures, was appropriate and satisfactory based upon the circumstances of the Chapter 11 Cases, and was in compliance with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and applicable non-bankruptcy law.

4. Ballots. The forms of Ballots annexed to the Combined Order are in compliance with Bankruptcy Rule 3018(c) and are approved in all respects.

5. Tabulation Procedures. The procedures used for tabulations of votes to accept or reject the Plan as set forth in the Disclosure Statement, the Solicitation Procedures, the Tabulation Declaration, and the Ballots are approved.

6. Disclosure Statement. The Disclosure Statement is approved in all respects as providing Holders of Claims entitled to vote on the Plan with adequate information to make an informed decision as to whether to vote to accept or reject the Plan in accordance with section 1125(a)(1) of the Bankruptcy Code.

7. Confirmation. All requirements for the confirmation of the Plan have been satisfied. Accordingly, the Plan, in its entirety, is confirmed pursuant to section 1129 of the Bankruptcy Code. Each of the terms and conditions of the Plan and the exhibits and schedules thereto, including, but not limited to, each document in the Plan Supplement, and any amendments, modifications, and supplements thereto as may be filed through and including the Effective Date, are an integral part of the Plan and are approved. The Plan complies with all applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, and the Local Rules. A copy of the confirmed Plan is attached hereto as Exhibit A. Once finalized and executed, the documents comprising the Plan Supplement and the Definitive Documents and all other documents contemplated by the Plan shall, as applicable, constitute legal, valid, binding, and authorized obligations of the respective parties thereto, enforceable in accordance with their terms and the terms of the Plan and this Order.

8. Objections. All parties have had a fair opportunity to litigate all issues raised by the Objections, or which might have been raised, and the Objections have been fully and fairly litigated. All Objections, responses, statements, reservation of rights, and comments in opposition to the Plan, other than those withdrawn with prejudice in their entirety, waived, settled, or resolved prior to the Combined Hearing, or otherwise resolved on the record of the Combined Hearing and/or herein, are hereby overruled for the reasons stated on the record. The record of the Combined Hearing is hereby closed.

9. Plan Classification. The categories listed in Article III.A of the Plan classify Claims against, and Interests in, each of the Debtors, pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code, for all purposes, including, but not limited to, voting, confirmation of the Plan, and distributions pursuant to the Plan, and shall be controlling.

10. Compromise of Controversies. In consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan, including the releases set forth in Article VIII of the Plan, shall constitute a global and integrated, good-faith compromise and settlement of all actual and potential claims or controversies incorporated in the Plan. The entry of this Order shall constitute approval of the compromise and settlement of all such claims or controversies, as well as a finding that such compromise and settlement is (a) in the best interests of the Debtors, their Estates, and Holders of Claims and Interests; (b) the result of good faith, arms-length negotiations among the parties; and (c) fair, equitable, and reasonable. The settlements and releases contained within the Plan are fully integrated with, and inseparable from, the other provisions of the Plan. In accordance with the provisions of the Plan and, to the extent applicable, pursuant to Bankruptcy Rule 9019, without any further notice to or action, order, or approval of this Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against the Debtors and their Estates and Causes of Action against other Entities. Subject to Article VI of the Plan, all Plan distributions made to Holders of Allowed Claims are intended to be and shall be final.

11. Plan Transactions. All of the transactions contemplated by the Plan are hereby approved. The Debtors and the Reorganized Debtors, as applicable, are authorized (but not directed) to take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, related to, or necessary to effectuate the Plan, including, but not limited to, the following: (a) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, reorganization, recapitalization, exchange, contribution, distribution, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, subrogation, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan; (c) the filing of appropriate certificates or articles of incorporation, reincorporation, formation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution or other certificates or documentation pursuant to applicable state or foreign law; (d) the execution and delivery of Exit Facility Documents; (e) the execution and delivery of the New Corporate Governance Documents, and any certificates or articles of incorporation, bylaws, or such other applicable formation documents (if any) of each Reorganized Debtor (including all actions to be taken, undertakings to be made, and obligations to be incurred and fees and expenses to be paid by the Debtors and/or the Reorganized Debtors, as applicable); (f) the issuance, distribution, reservation, or dilution, as applicable, of the New Common Stock, as set forth herein; (g) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law in connection with the Restructuring Transactions; (h) all actions necessary to effectuate the transactions contemplated by the Restructuring Steps Memorandum; and (j) all actions necessary to effectuate the transactions contemplated by the Plan and the Restructuring Support Agreement in any non-U.S. jurisdictions, including any actions taken in connection with the Dutch Scheme Proceedings, the Chapter 15 Proceedings and any other Recognition Proceeding, in each case subject to the Consent Rights. Without in any way limiting the foregoing, this Order shall constitute (a) approval by the Court of the Restructuring Transactions, the New Corporate Governance Documents, the Exit Facility, the Exit Facility Documents, and the New Common Stock and (b) authorization (but not direction) for the Debtors and the Reorganized Debtors, as applicable, to enter into and execute, as applicable, the Restructuring Transactions, the New Corporate Governance Documents, the Exit Facility, the Exit Facility Documents, the New Common Stock, and such other documents as may be required to effectuate, if applicable, the Restructuring Transactions or the issuance and distribution of the New Common Stock.

12. Exit Facility. On the Effective Date, the Debtors and the Reorganized Debtors, as applicable, shall be authorized to execute and deliver, and to consummate all transactions contemplated by, the Exit Facility Documents, without further notice to or order of this Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity (other than as expressly required by the Exit Facility Documents) and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including but not limited to the payment of any fees and indemnities, are hereby approved. The indebtedness and obligations in connection with the Exit Facility shall (a) be legal, binding and enforceable in accordance with the terms of the Exit Facility Documents and (b) not be deemed to be, enjoined or subject to discharge, impairment, release or avoidance under the Plan, this Order or on account of the Confirmation or Consummation of the Plan.

13. Exit Facility Liens. On the Effective Date, all of the Liens and security interests to be granted in accordance with the Exit Facility Documents shall (a) be deemed to be granted, (b) be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Exit Facility Documents, (c) be deemed automatically perfected on the Effective Date, subject only to such Liens and security interests as may be permitted under the Exit Facility Documents, without the need for the taking of any further filing, recordation, approval, consent, or other action; (d) not be subject to recharacterization or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances or otherwise be voidable under the Bankruptcy Code or any applicable non-bankruptcy law; and (e) be deemed to be granted in good faith, for good and valuable consideration, and for legitimate business purposes. The Reorganized Debtors, their Affiliates, and the Persons and Entities granted such Liens and security interests shall be authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, federal or other law that would be applicable in the absence of the Plan and this Order (it being understood that perfection shall occur automatically by virtue of the entry of this Order and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

14. Issuance of New Common Stock; Reinstatement of Intercompany Claims and Interests. The issuance and distribution of the New Common Stock and reinstatement of the Intercompany Claims and Interests (as applicable), are essential elements of the Plan, are fair, reasonable, and in the best interests of the Debtors, their Estates, and all Holders of Claims, and are hereby approved. The Debtors and the Reorganized Debtors, as applicable, are authorized, without further approval of the Court or any other party, to (a) issue and distribute the New Common Stock and reinstate the Intercompany Claims and Interests, in accordance with the Plan, (b) execute and deliver all agreements, documents, instruments, and certificates relating thereto, and (c) perform their obligations thereunder.

15. New Corporate Governance Documents. The New Corporate Governance Documents are essential elements of the Plan, and the New Corporate Governance Documents and the other related documents (as may be amended or modified without further approval from the Court in accordance with their terms) are hereby approved. The Debtors and the Reorganized Debtors, as applicable, are authorized, without further approval of the Court or any other party, to (a) subject to the Consent Rights (which shall not be unreasonably withheld, conditioned or delayed), execute or adopt (as applicable) and deliver the New Corporate Governance Documents and any certificates or articles of incorporation, bylaws, or such other applicable formation documents (if any) of each Reorganized Debtor (including all actions to be taken, undertakings to be made, and obligations to be incurred and fees and expenses to be paid by the Debtors and/or the Reorganized Debtors, as applicable).

16. Pursuant to section 1142 of the Bankruptcy Code, Section 303 of the Delaware General Corporation Law, Section 1701.75 of the Ohio Revised Code, and any comparable provisions of the business corporation or similar law of any applicable state, the Debtors, the Reorganized Debtors, and any other necessary parties are authorized and empowered (but not directed) without further corporate action or action by the Debtors’ directors, members, partners, shareholders, or any other person to (a) execute and deliver any instrument, agreement, or document, (b) adopt amendments to by-laws or similar governing documents, (c) appoint, on the Effective Date, the board of directors or other similar governing body of each Reorganized Debtor, and (d) perform any act that is necessary, desirable, or required to comply with the terms and conditions of the Plan and this Order and consummation of the Plan, and are authorized and empowered (but not directed), without limitation, to take all actions necessary or appropriate to enter into, implement, perform under, and consummate the contracts, instruments, and other agreements or documents created in connection with the Plan, including, without limitation, entering into the Definitive Documents.

17. Exemption From Registration. To the maximum extent provided by section 1145 of the Bankruptcy Code and applicable non-bankruptcy law, all shares of New Common Stock (including the Additional New Common Stock), issued and distributed pursuant to the Plan in exchange for Claims (including administrative expenses pursuant to section 1145(a)(1)(A) of the Bankruptcy Code) shall be exempt from registration under the Securities Act or any similar federal law, and any state’s securities law registration requirements and all rules and regulations promulgated thereunder. The offering, issuance, and distribution of shares of New Common Stock pursuant to the Plan in reliance upon section 1145 of the Bankruptcy Code is exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable U.S. state or local law requiring registration prior to the offering, issuance, distribution, or sale of securities. Such shares of New Common Stock to be issued under the Plan (a) are not “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and (b) are freely tradable and transferable by any initial recipient thereof that (i) is not an “affiliate” of the Debtors as defined in Rule 144(a)(1) under the Securities Act, (ii) has not been such an “affiliate” within 90 days of such transfer, and (iii) is not an entity that is an “underwriter” as defined in subsection (b) of section 1145 of the Bankruptcy Code. Should the Reorganized Debtors elect, on or after the Effective Date, to reflect all or any portion of the ownership of New Common Stock through the facilities of DTC, the Reorganized Debtors shall not be required to provide any further evidence other than the Plan or this Order with respect to the treatment of such applicable portion of the New Common Stock. DTC, Euroclear, and Clearstream (and any stock transfer agent) shall be required to accept and conclusively rely upon the Plan and this Order in lieu of any legal opinion regarding whether the offering and issuance of the New Common Stock is/are exempt from registration and/or eligible for DTC, Euroclear, and Clearstream book-entry delivery, settlement, and depository services. No entity (including, for the avoidance of doubt, DTC, Euroclear, or Clearstream (or any stock transfer agent)) may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the issuance and/or distribution of the New Common Stock is/was exempt from registration and/or whether the New Common Stock is eligible for DTC, Euroclear, or Clearstream book-entry delivery, settlement, and depository services. Notwithstanding any policies, practices, or procedures of DTC, Euroclear, or Clearstream, DTC, Euroclear, and Clearstream shall cooperate with and take all actions reasonably requested by a Distribution Agent or an indenture trustee to facilitate distributions to Holders of Allowed Claims without requiring that such distributions be characterized as repayments of principal or interest. No Distribution Agent or indenture trustee shall be required to provide indemnification or other security to DTC, Euroclear, or Clearstream in connection with any distributions to Holders of Allowed Claims through the facilities of DTC, Euroclear, or Clearstream.

18. Section 1146 Exemption. To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) pursuant to the Plan, including but not limited to the following, shall not be subject to any document recording Tax, stamp Tax, conveyance fee, intangibles or similar Tax, mortgage Tax, real estate transfer Tax, sale or use Tax, value added Tax, mortgage recording Tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar Tax or governmental assessment: (a) the issuance, distribution, transfer, or exchange of any debt, equity security, or other interest in the Debtors or the Reorganized Debtors, including the New Common Stock and the execution and delivery of the Exit Facility; (b) the Restructuring Transactions and the transactions contemplated by the Restructuring Steps Memorandum; (c) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (d) the making, assignment, or recording of any lease or sublease; (e) the grant of collateral as security for the loans under the Exit Facility Documents; or (f) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan. State and local governmental officials or agents are directed to forgo the collection of any such Taxes or governmental assessment and to accept for filing and recordation instruments or other documents pursuant to such transfers of property without the payment of any such Taxes or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(a) of the Bankruptcy Code, shall forego the collection of any such Taxes or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such Taxes or governmental assessment.

19. Continued Existence; Vesting of Assets in Reorganized Debtors; Restructuring Transactions.

(a) Except as otherwise provided in the Plan or the Plan Supplement, including the Restructuring Steps Memorandum, each Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended under the Plan, the New Corporate Governance Documents, or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law).

(b) Except as otherwise provided in the Plan or the Plan Supplement, or in any agreement, instrument, or other document incorporated in the Plan, on the Effective Date, all property in each Debtor’s Estate, all Causes of Action, and any property acquired by any of the Debtors under the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances (except for Liens securing obligations under the Exit Facility Documents and Liens securing obligations on account of Other Secured Claims that are Reinstated pursuant to the Plan, if any); provided, that, upon the Effective Date, the Debtors will release, and will not retain: (a) any and all Causes of Action in respect of the Unimpaired Claims in Classes 3 and 4 that are repaid in full in cash on or prior to the Effective Date and (b) any and all Avoidance Actions existing as of the Effective Date against Entities that are not insiders (as defined in the Bankruptcy Code). On and after the Effective Date, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

(c) The Debtors or Reorganized Debtors, as applicable, are hereby authorized (but not directed), without any further action by the stockholders, members, partners or directors of any of the Debtors or the Reorganized Debtors, to take all actions as necessary or appropriate to effectuate the transactions described in, approved by, contemplated by, or necessary or advisable to effectuate the Restructuring Support Agreement and the Plan, including the Restructuring Transactions and all transactions set forth in the Restructuring Steps Memorandum, in each case subject to the Consent Rights. Without limiting the foregoing, unless otherwise provided by the terms of a Restructuring Transaction, all such Restructuring Transactions will be deemed to occur on the Effective Date. The actions to effect these transactions may include, as applicable: (a) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, reorganization, recapitalization, exchange, contribution, distribution, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, subrogation, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan; (c) the filing of appropriate certificates or articles of incorporation, reincorporation, formation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution or other certificates or documentation pursuant to applicable state or foreign law; (d) the execution and delivery of Exit Facility Documents; (e) the execution and delivery of the New Corporate Governance Documents and any certificates or articles of incorporation, bylaws, or such other applicable formation documents (if any) of each Reorganized Debtor (including all actions to be taken, undertakings to be made, and obligations to be incurred and fees and expenses to be paid by the Debtors and/or the Reorganized Debtors, as applicable); (f) the issuance, distribution, reservation, or dilution, as applicable, of the New Common Stock, as set forth herein; (g) all other actions that any applicable Entity determines to be necessary or appropriate, including making filings or recordings that may be required by applicable law in connection with the Restructuring Transactions; and (h) all actions necessary to effectuate the transactions contemplated by the Plan and the Restructuring Support Agreement in any non-U.S. jurisdictions, including any actions taken in connection with the Dutch Scheme Proceedings, the Chapter 15 Proceedings, and any other Recognition Proceeding, in each case subject to the Consent Rights.

(d) The Debtors and the Reorganized Debtors, as applicable, are hereby authorized (but not directed) to finalize the Definitive Documents and execute or adopt (as applicable) such documents, agreements, or filings that are contemplated by the Plan, the Plan Supplement, or any related documents and/or the Restructuring Transactions, without further order of the Court or corporate action, and to take any actions necessary or advisable or appropriate to implement the documents, agreements, or filings that are contemplated by the Plan, the Plan Supplement or any related documents.

20. Cancellation of Notes, Instruments, Certificates, and Other Documents. On the Effective Date, except to the extent otherwise provided in the Plan or the Restructuring Steps Memorandum, all notes, instruments, certificates, shares, and other documents evidencing Claims or Interests shall be contributed, set off, or cancelled consistent with the Restructuring Steps Memorandum, and the obligations of the Debtors or the Reorganized Debtors thereunder or in any way related thereto shall be discharged and deemed satisfied in full, without any further action on the part of any Debtor or a Holder, and, as applicable, shall be deemed to have been surrendered to the Distribution Agent, and the Agents/Trustees shall automatically and fully be released from all duties and obligations thereunder; provided, however, that notwithstanding Confirmation or the occurrence of the Effective Date, any credit document, indenture, or agreement that governs the rights of the Holder of a Claim or Interest shall continue in effect solely for purposes of (1) allowing Holders of Allowed Claims to receive distributions under the Plan and the WHOA Plan; (2) allowing and preserving the rights of the Agents/Trustees to make distributions pursuant to the Plan and the WHOA Plan; (3) preserving the Agents’ and Trustees’ rights to compensation and indemnification as against any money or property distributable to the Holders of First Lien Claims, Second Lien Notes Claims, and 2024 Stub Unsecured Notes Claims, including permitting each Agent/Trustee to maintain, enforce, and exercise its charging liens, if any, against such distributions; (4) preserving all rights, remedies, indemnities, powers, and protections, including rights of enforcement, of the Agents/Trustees against any Person (other than with respect to any claim released under the Debtor Release or the Third Party Release or Claims subject to treatment in this Plan), including with respect to indemnification or contribution from the Holders of First Lien Claims, Second Lien Notes Claims, 2024 Stub Unsecured Notes Claims, Superpriority Term Loan Claims, and ABL Facility Claims or any exculpations of the Agents/Trustees, pursuant and subject to the terms of the 2023 Stub First Lien Credit Agreement, the First Lien Credit Agreement, the ABL Credit Agreement, the Superpriority Credit Agreement, the 2024 Stub Unsecured Notes Indenture, the First Lien Euro Notes Indenture, the First Lien U.S. Notes Indenture, or the Second Lien Notes Indenture as in effect on the Effective Date; (5) permitting the Agents/Trustees to enforce any obligation (if any) owed to the Agents/Trustees under the Plan; (6) permitting the Agents/Trustees to appear in the Chapter 11 Cases or in any proceeding in the Court or any other court; and (7) permitting the Agents/Trustees to perform any functions that are necessary to effectuate the foregoing; provided, further, however, that the preceding proviso shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, this Order, the Plan, any Dutch Sanction Order or the WHOA Plan, or result in any expense or liability to the Debtors or Reorganized Debtors, as applicable, except as expressly provided for in the Plan. On the Effective Date, the Agents/Trustees shall be automatically and fully discharged and shall have no further obligation or liability except as provided in the Plan, this Order, the WHOA Plan and any Dutch Sanction Order, and after the performance by the Agents/Trustees and their representatives and professionals of any obligations and duties required under or related to the Plan, this Order, the WHOA Plan, and any Dutch Sanction Order, the Agents/Trustees shall be automatically and fully relieved of and released from any obligations and duties arising thereunder. As a condition precedent to receiving any distribution on account of a Claim in respect of any Prepetition Debt, each Holder of such Claim shall be deemed to have surrendered the instruments or other documentation evidencing or underlying each such Claim, and all such surrendered instruments and other documentation shall be deemed to be cancelled pursuant to Article IV.H of the Plan, except to the extent otherwise expressly provided herein or the Plan. Notwithstanding anything to the contrary herein, any Agent’s or Trustee’s rights against any Holder of a Claim (but not against the Company Parties, which rights against the Company Parties shall be discharged under the Plan) to reimbursement, indemnity, and fees and expenses under any financing document that by its terms survives a termination of such document, shall survive the Effective Date, notwithstanding the payment in full or satisfaction of the Claims thereunder and the terms of the Plan.

21. Preservation, Transfer, and Waiver of Rights of Action. In accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue any and all Causes of Action, whether arising before or after the Petition Date, including any actions listed on the Retained Causes of Action Schedule, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action expressly released by the Debtors pursuant to the releases and exculpations contained in the Plan; provided, that, upon the Effective Date, the Debtors will release, and will not retain: (a) any and all Causes of Action in respect of the Unimpaired Claims in Classes 3 and 4 that are, or have been, repaid in full in Cash on or prior to the Effective Date and (b) any and all Avoidance Actions existing as of the Effective Date against Entities that are not insiders (as defined in the Bankruptcy Code). The Reorganized Debtors may pursue such retained Causes of Action in their discretion. No Entity may rely on the absence of a specific reference in the Plan, the Retained Causes of Action Schedule, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action against it. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity. Except as provided herein, and unless any Cause of Action against an Entity is expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in each respective Reorganized Debtors.

22. Except as expressly provided in the Plan or in this Order, nothing contained in the Plan or this Order shall be deemed to be a waiver or relinquishment of any rights or Causes of Action that the Reorganized Debtors, the Debtors, or the Estates may have, or that the Reorganized Debtors or the Debtors may choose to assert on behalf of their respective Estates or the Estates, as applicable, under any provision of the Bankruptcy Code or any applicable non-bankruptcy law, including, without limitation, (A) any and all Causes of Action or claims against any Person or Entity, to the extent such Person or Entity asserts a crossclaim, counterclaim and/or claim for setoff that seeks affirmative relief against the Debtors, their officers, directors or representatives or (B) the turnover of any property of the Estates to the Debtors or Reorganized Debtors.

23. Except as expressly provided in the Plan or in this Order, nothing contained in the Plan or this Order shall be deemed to be a waiver or relinquishment of any rights or Causes of Action that the Debtors had immediately prior to the Petition Date or the Effective Date against or regarding any Claim left Unimpaired by the Plan; provided, that, upon the Effective Date, the Debtors will release, and will not retain any and all Causes of Action in respect of the Unimpaired Claims in Classes 3 and 4 that are repaid in full in cash on or prior to the Effective Date. The Reorganized Debtors or the Debtors, as applicable, shall have, retain, reserve, and be entitled to commence, assert, and pursue all such rights and Causes of Action as fully as if the Chapter 11 Cases had not been commenced, and all of the Debtors’ legal and equitable rights respecting any Claim left Unimpaired by the Plan may be asserted after the Confirmation Date to the same extent as if the Chapter 11 Cases had not been commenced.

24. Transfers by the Debtors. All transfers of property of the Estates shall be free and clear of all Liens, Claims, charges, interests, and other encumbrances, in accordance with applicable law, except as expressly provided in the Plan or this Order.

25. Operation as of Effective Date. As of the Effective Date, unless otherwise expressly provided in the Plan or this Order, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property and settle and compromise Claims and Interests without supervision or approval by the Court and free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, and the Local Rules and in all respects as if there were no pending cases under any chapter or provision of the Bankruptcy Code with respect to the Debtors.

26. Executory Contracts and Unexpired Leases.

(a) The assumption, assumption and assignment, or rejection, as applicable, of such Executory Contracts or Unexpired Leases as set forth in the Plan and the Rejected Executory Contract and Unexpired Lease List, as applicable, pursuant to sections 365(a) and 1123 of the Bankruptcy Code, is hereby approved; provided, that, notwithstanding Article V.G of the Plan, any Employee Arrangements listed on the Rejected Executory Contract and Unexpired

Lease List shall: (a) be rejected pursuant to section 365 of the Bankruptcy Code and (b) not be continued by the Debtors and Reorganized Debtors under Article V.G of the Plan. In accordance with Article V.B of the Plan, all Proofs of Claim with respect to Claims arising from the rejection of such Employee Arrangement listed on the Rejected Executory Contract and Unexpired Lease List must be filed with the Solicitation Agent and served on the Reorganized Debtors no later than 30 days after the entry of this Order. Unless otherwise indicated in the Plan or in any other order approving the assumption, assumption and assignment or rejection of any Executory Contract or Unexpired Lease, assumptions, assumptions and assignments, or rejections of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date. Subject to the Restructuring Steps Memorandum and Restructuring Transactions, each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by order of this Court but not assigned to a third party before the Effective Date shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of the Plan or any order of this Court authorizing and providing for its assumption under applicable federal law. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by this Court on or after the Effective Date by a Final Order. Notwithstanding anything to the contrary in the Plan, the Debtors, or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Rejected Executory Contract and Unexpired Lease List at any time through and including 30 days after the Effective Date.

(b) Except as otherwise provided herein or agreed to by the Debtors and the applicable counterparty, each assumed Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements, or other agreements related thereto, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests. To the maximum extent permitted by law (1) to the extent that any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or modified or deemed breached or modified by, the assumption or assumption and assignment of such Executory Contract or Unexpired Lease (including any “change of control” or “change in control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default- or modification-related rights with respect thereto and (2) to the extent any provision in any Executory Contract assumed pursuant to the Plan includes a “change of control,” “change in control,” or other similar provision, then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to exercise any other rights with respect thereto; provided, that whether the consummation of the Restructuring Transactions and any associated organizational changes constitutes a “change in control” or “change of control” (or similar term) under the Employee Arrangements shall be determined based on the terms and conditions of each applicable Employee Arrangement. Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease or the validity, priority, or amount of any Claims that may arise in connection therewith.

(c) Nothing contained in the Plan, the Plan Supplement or this Order or the listing of a document on the Rejected Executory Contract and Unexpired Lease List shall constitute an admission by the Debtors that any such document is an Executory Contract or an Unexpired Lease or that any Debtor or Reorganized Debtor or its successors and assigns has any liability thereunder.

(d) Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the Cure Amount at such times and in such amounts as in the ordinary course of the Debtors’ business or, at the Debtors’ election, on the Effective Date or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree, subject in all events to all defenses and disputes the Debtors or the Reorganized Debtors may have with respect to the underlying Executory Contracts or Unexpired Leases, which the Debtors or the Reorganized Debtors may assert in the ordinary course. If there is any dispute in respect of any Executory Contract or Unexpired Lease, such dispute may be determined, resolved, or adjudicated, as the case may be, in a manner as if the Chapter 11 Cases had not been commenced, and the Debtors and Reorganized Debtors (as applicable) shall have the authority to negotiate resolutions to any such dispute as if the Chapter 11 Cases had not been commenced. Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption, assumption and assignment or Cure Amount shall be deemed to have assented to such assumption, assumption and assignment, adequate assurance of future performance and Cure Amount. Cure Amounts, if any, shall be paid in the ordinary course of the Debtors’ business or, at the Debtors’ election, on the Effective Date or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree. If there is a dispute regarding the assumption of any Executory Contract or Unexpired Lease, the payment of the Cure Amount shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption in the event of a dispute regarding (as applicable): (1) the amount of any payments to cure the applicable purported default; (2) the ability of the Reorganized Debtors or any assignee to provide adequate assurance of future performance under the Executory Contract or Unexpired Lease to be assumed; or (3) any other matter pertaining to assumption. If, after the resolution of any such dispute, the applicable Debtor or Reorganized Debtor, as applicable, in the exercise of its sound business judgment, concludes that the Cure Amount as determined by Final Order or as otherwise finally resolved renders assumption of such Executory Contract or Unexpired Lease unfavorable to the applicable Debtor’s Estate or to the applicable Reorganized Debtor, then such Debtor and/or Reorganized Debtor (as applicable) shall be authorized to reject any such Executory Contract or Unexpired Lease. Such rejected Executory Contracts or Unexpired Leases, if any, shall be deemed as listed on the Rejected Executory Contract and Unexpired Lease List. Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption. Any Proof of Claim filed with respect to an Executory Contract or Unexpired Lease that has been assumed shall be deemed disallowed and expunged, without further notice to or action, order, or approval of the Court.

27. Distributions Under Plan.

(a) Except as set forth herein or in the Plan, each distribution under the Plan (a “Plan Distribution”) referred to in Article VI of the Plan shall be governed by the terms and conditions set forth herein and in the Plan applicable to such Plan Distribution and by the terms and conditions of the instruments evidencing or relating to such Plan Distribution, if any, which terms and conditions shall bind each entity receiving such Plan Distribution. Except as otherwise provided herein or in the Plan, Plan Distributions of consideration under the Plan shall be made by the Debtors or the Reorganized Debtors, as applicable, to the Distribution Agent for the benefit of the Holders of Allowed Claims, and the other eligible entities under the Plan, as applicable. All Plan Distributions by the Distribution Agent according to the provisions of the Plan shall be at the discretion of the Debtors or the Reorganized Debtors, as applicable, and the Debtors, the Reorganized Debtors, and the Distribution Agent, as applicable, shall not incur any liability whatsoever to any Holder of an Allowed Claim or Allowed Interest on account of any Plan Distributions under the Plan except for fraud, gross negligence, or willful misconduct.

(b) Commencing upon the Effective Date, the Debtors, Reorganized Debtors, the Distribution Agent, the applicable Agents and Trustees under the 2023 Stub First Lien Credit Agreement, the 2024 Stub Unsecured Notes Indenture, the Exit Facility Credit Agreement, the First Lien Credit Agreement, the First Lien Notes Indentures, and the Second Lien Notes Indenture, as applicable, are hereby authorized and directed to distribute the amounts required under the Plan, this Order, or any other order of the Court, as applicable, to the Holders of Allowed Claims or other eligible entities, as applicable, solely according to the provisions of the Plan, including, but not limited to, Article VI of the Plan, this Order, or any other order of the Court, as applicable.

28. Disputed Claims. The provisions of Article VII of the Plan, including, but not limited to, the provisions governing procedures for resolving Disputed Claims, are found to be fair and reasonable and are approved.

29. No Post-Petition Interest on Claims. Unless otherwise specifically provided for in the Plan, the Interim DIP Order, the Final DIP Order or this Order, and notwithstanding any documents that govern the Debtors’ prepetition indebtedness to the contrary, (1) postpetition and/or default interest shall not accrue or be paid on any Claims and (2) no Holder of a Claim shall be entitled to: (a) interest accruing on or after the Petition Date on any such Claim; or (b) interest at the contract default rate, as applicable.

30. No Interest on Disputed Claims. Interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

31. Full and Final Satisfaction of Claims. Upon the Effective Date, all Claims against, or Interests in, any of the Debtors shall be deemed fixed and adjusted pursuant to the Plan, and the Debtors shall have no further liability on account of any Claims or Interests except as set forth in the Plan or in this Order. Except as otherwise provided by the Plan or this Order, all payments and all distributions made by the Debtors or the Reorganized Debtors under, and in accordance with, the Plan shall be in full and final satisfaction, settlement, release, and discharge of and in exchange for all Claims and Interests.

32. Approval of Discharge, Releases, Injunctions, and Exculpations. In light of all of the circumstances and the record in the Chapter 11 Cases, including the evidence proffered or addressed at the Combined Hearing and through the Confirmation Declarations, each of the discharge, injunctions, indemnifications, and exculpations provided under the Plan, including those, without limitation, set forth in Articles VIII.B, VIII.C, VIII.D. VIII.E, VIII.F, VIIIG, and VIII.H of the Plan, are hereby approved as being (a) within the jurisdiction of the Court under 28

U.S.C. §§ 1334(a), 1334(b), and 1334(d), (b) an essential means of implementing the Plan pursuant to section 1123(a)(5) of the Bankruptcy Code, (c) an integral element of the transactions and settlements incorporated in the Plan, (d) beneficial to, and in the best interests of, the Debtors and the Estates, (e) critical to the overall objectives of the Plan, and (f) consistent with sections 105, 1123, 1129, and all applicable provisions of the Bankruptcy Code and applicable law. For the avoidance of doubt, the Exculpation is approved in its entirety to the maximum extent permissible under In re Highland Capital Mgmt., L.P., 48 F. 4th 419 (5th Cir. 2022). Notwithstanding anything to the contrary in this Order or the Plan, no Holder of a Class 13 DNI Interest (solely in its capacity as a Holder of a Class 13 DNI Interest) shall be a Releasing Party or Released Party under the Plan.

33. Notwithstanding any provision herein to the contrary, no provision of the Plan (a) releases any non-Debtor Person or Entity (including any Released Party) from any Claim or Cause of Action of the United States Securities and Exchange Commission (the “SEC”); or (b) enjoins, limits, impairs, or delays the SEC from commencing or continuing any Claims, Causes of Action, proceedings, or investigations against any non-Debtor Person or Entity (including any Released Party) in any forum.

34. No party may commence, continue, amend, or otherwise pursue, join in, or otherwise support any other party commencing, continuing, amending, or pursuing, a claim or Cause of Action of any kind against any of the Debtors, the Debtors’ officers, directors or independent managers, the Reorganized Debtors or the Released Parties that arose or arises from or is related to any Covered Claim without first (i) requesting a determination from the Court, after notice and a hearing, that such Claim or Cause of Action represents a colorable claim against a Debtor or a Released Party, as applicable, and is not a Claim that was released under the Plan, which request must attach the complaint or petition proposed to be filed by the requesting party and (ii) obtaining from the Court specific authorization for such party to bring such claim or Cause of Action against a Debtor, a Debtor’s officer, director or independent manager, a Reorganized Debtor or a Released Party, as applicable. For the avoidance of doubt, any party that obtains such determination and authorization and subsequently wishes to amend the authorized complaint or petition to add any Claims or Causes of Action not explicitly included in the authorized complaint or petition must obtain authorization from the Court before filing any such amendment in the court where such complaint or petition is pending. The Court will have sole and exclusive jurisdiction to determine whether a Claim or Cause of Action is colorable and, only to the extent legally permissible, will have jurisdiction to adjudicate the underlying colorable Claim or Cause of Action.

35. Pursuant to sections 524(a)(1), 524(a)(2) and 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or this Order, or in any contract, instrument, or other agreement or document created or entered into pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of (w) Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, Causes of Action and Liens of any nature whatsoever that arose before the Effective Date (including any interest accrued on Claims or Interests from and after the Petition Date), whether known or unknown, against or on any of the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims, Interests, Causes of Action or Liens, (x) any liability (including withdrawal liability) of any of the Debtors to the extent such liability relates to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, (y) any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and (z) all debts of the kind specified in section 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan or voted to reject the Plan. Any default or “event of default” by the Debtors or their Affiliates with respect to any Claim or Interest on account of the Filing of the Chapter 11 Cases or the Canadian Recognition Proceeding shall be deemed cured (and no longer continuing). This Order shall be a judicial determination of the discharge of all Claims and Interests subject to the occurrence of the Effective Date, except as otherwise specifically provided in the Plan or this Order. Such discharge will void any judgment obtained against the Debtors or Reorganized Debtors at any time, to the extent that such judgment relates to a discharged Claim, Interest, Cause of Action, Lien or other right or entitlement.

36. Release of Liens. The release and discharge of all mortgages, deeds of trust, Liens, pledges, or other security interests against or in any property of the Estates as set forth in Article VIII.C of the Plan or in any other Person that secures the Prepetition Debt of the Debtors are approved in all respects, are so ordered and shall be immediately effective on the Effective Date of the Plan without further order or action on the part of the Court. As of the Effective Date: (a) the holders (or any agent or trustee of such holders) of such mortgages, deeds of trust, Liens, pledges, or other security interests shall execute such documents or take such actions as may be reasonably requested by the Debtors, Reorganized Debtors or the other Company Parties, as applicable, to reflect or effectuate such releases, including the execution, delivery, filing or recording of such releases, intellectual property assignments, mortgage or deed of trust releases,

UCC-3 termination statements and other similar discharge or release documents as may be requested by the Reorganized Debtors or the other Company Parties, as applicable; and (b) the Reorganized Debtors and the other Company Parties shall be authorized to execute and file on behalf of creditors (or any agent or trustee of such creditors) Form UCC-3 termination statements, intellectual property assignments, mortgage or deed of trust releases or such other forms or release documents as may be necessary or appropriate to implement the provisions of Article VIII.C of the Plan.

37. Amendments and Modification of Plan. The amendments and modifications to the plan of reorganization since the filing thereof, including as may be reflected in the Plan Supplement and this Order are approved in accordance with section 1127(a) of the Bankruptcy Code and Bankruptcy Rule 3019(a). Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and subject to the Consent Rights (other than with respect to immaterial amendments or modifications to the Plan) and the terms of the Restructuring Support Agreement, the Debtors expressly reserve their rights to alter, amend, or modify materially the Plan, one or more times, after Confirmation, and, to the extent necessary, may initiate proceedings in the Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or this Order, in such matters as may be necessary to carry out the purposes and intent of the Plan, provided, however, that Article X.A. of the Plan or any of the consent rights therein may only be modified with the prior reasonable consent of the Required Consenting First Lien Creditors.

38. Revocation or Withdrawal of Plan. The Debtors shall have the right, subject to the terms of the Restructuring Support Agreement, to revoke or withdraw the Plan as to any Debtor or all of the Debtors before the Effective Date and to file subsequent chapter 11 plans. If the Debtors revoke or withdraw the Plan as to any Debtor or all of the Debtors, or if the Effective Date does not occur as to any Debtor or all of the Debtors, then as to such Debtors: (1) the Plan will be null and void in all respects; (2) any settlement or compromise embodied in the Plan, assumption of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant hereto will be null and void in all respects; and (3) nothing contained in the Plan, or any action taken or not taken by the Debtors with respect to the Plan, the Disclosure Statement or this Order, shall (a) constitute a waiver or release of any Claims, Interests, or Causes of Action, (b) prejudice in any manner the rights of any Debtor or any other Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by any Debtor or any other Entity.

39. Reversal. If any or all of the provisions of this Order are hereafter reversed, modified, or vacated by subsequent order of the Court or any other court of competent jurisdiction, such reversal, modification, or vacatur shall not affect the validity or the enforceability of (a) any act, obligations, indebtedness, liability, priority, or Lien incurred or undertaken by the Debtors or the Reorganized Debtors, as applicable, under or in connection with the Plan (including, but not limited to, pursuant to any other order of the Court) prior to the date that the Debtors or the Reorganized Debtors received actual written notice of the effective date of any such reversal, modification, or vacatur or (b) any provisions of this Order that are not expressly reversed, modified, or vacated by such subsequent order of the Court or any other court of competent jurisdiction. Notwithstanding any such reversal, modification, or vacatur of this Order, any such act or obligation incurred or undertaken pursuant to, and in reliance on, this Order prior to the effective date of such reversal, modification, or vacatur shall be governed in all respects by the provisions of this Order, the Plan, and any amendments or modifications thereto.

40. Retention of Jurisdiction.

(a) Notwithstanding the entry of this Order and the occurrence of the Effective Date, on and after the Effective Date, the Court retains exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including the matters set forth in Article XI of the Plan; provided, however, that the Bankruptcy Court shall not retain jurisdiction over disputes concerning documents contained in the Plan Supplement (including the Exit Facility Documents) that have a jurisdictional, forum selection or dispute resolution clause that refers disputes to a different court, and any disputes concerning documents contained in the Plan Supplement (including the Exit Facility Documents) that contain such clauses shall be governed in accordance with the provisions of such documents; provided, further, that the Court’s retention of jurisdiction pursuant to this Order or the Plan shall not govern the enforcement or adjudication of any rights or remedies with respect to or as provided in the Exit Facility Documents, and the jurisdictional provisions of such documents shall control.

(b) Notwithstanding any other provision in Article XI of the Plan to the contrary, nothing herein or in the Plan shall prevent the Reorganized Debtors from commencing and prosecuting any Causes of Action before any other court or judicial body that would otherwise have appropriate jurisdiction over the matter and parties thereto, and nothing herein shall restrict any such courts or judicial bodies from hearing and resolving such Causes of Action.

41. Enforceability of Plan Documents. Pursuant to sections 1123(a) and 1142(a) of the Bankruptcy Code and the provisions of this Order, the Plan, and all Plan-related documents (including all Definitive Documents) shall apply and be enforceable notwithstanding any otherwise applicable nonbankruptcy law.

42. Ownership and Control. (x) The cancellation of any Interests pursuant to the Plan, (y) any issuance, transfer or acquisition of New Common Stock or other Securities pursuant to the Plan or in connection with the Debtors’ restructuring, and (z) the revesting of assets in the Reorganized Debtors as of the Effective Date pursuant to the Plan, shall not, and shall not be deemed to, result in a “change in control” or “change of control” under any contract or other document to which any Debtor or Reorganized Debtor is a party; provided, that whether the consummation of the Restructuring Transactions and any associated organizational changes constitutes a “change in control” or “change of control” (or similar term) under the Employee Arrangements shall be determined based on the terms and conditions of each applicable Employee Arrangement.

43. Successors and Assigns. The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

44. No Successors In Interest. Except as to obligations expressly assumed pursuant to the Plan, the Reorganized Debtors shall not be deemed to be successors to the Debtors and shall not assume, nor be deemed to assume, or in any way be responsible for, any successor liability or similar liability with respect to the Debtors or the Debtors’ operations that are not expressly assumed or reinstated in connection with, or expressly provided by, the Plan or this Order.

45. Further Assurances. All Holders of Claims and Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

46. Service of Documents. Any pleading, notice, or other document required by the Plan to be served shall be served pursuant to the terms of Article XII.F of the Plan.

47. Effectiveness of All Actions. Except as set forth in the Plan or this Order, all actions authorized to be taken pursuant to the Plan shall be effective on, prior to, or after the Effective Date pursuant to this Order, as applicable, without further notice to, or action, order, or approval of, the Court or further action by the respective shareholders, affiliates, subsidiaries, members (including, but not limited to, ex-officio members), officers, directors, principals, managers, trustees, employees, partners, agents, or representatives of the Debtors or the Reorganized Debtors and with the effect that such actions had been taken by unanimous action of such shareholders, affiliates, subsidiaries, members (including, but not limited to, ex-officio members), officers, directors, principals, managers, trustees, employees, partners, agents, or representatives.

48. Notice of Order and Effective Date; Substantial Consummation of Plan. The Solicitation Agent shall serve notice of the entry of this Order (by serving the “Notice of Effective Date” or otherwise) to (a) all Holders of Claims or Interests and (b) those parties on whom the Plan, Disclosure Statement, and related documents were served. Such service constitutes good and sufficient notice pursuant to Bankruptcy Rules 2002(f)(7) and 3020(c). On the Effective Date, or as soon thereafter as is reasonably practicable, the Debtors shall file with the Court a “Notice of Effective Date” and cause the Solicitation Agent to serve such Notice of

Effective Date by first class mail, postage prepaid, or by email to those persons who have filed with the Court requests for notices pursuant to Bankruptcy Rule 2002, which notice and service shall constitute appropriate and adequate notice that the Plan has become effective. Upon the Effective Date, the Plan shall be deemed substantially consummated as to each Debtor entity, consistent with the definition of “substantial consummation” as defined in section 1101(2) of the Bankruptcy Code.

49. Transactions on Business Days. If any payment, distribution, act or deadline under the Plan is required to be made or performed or occurs on a day that is not a Business Day, then the making of such payment or distribution, the performance of such act, or the occurrence of such deadline shall be deemed to be on the next succeeding Business Day, but shall be deemed to have been completed or to have occurred as of the required date.

50. Filing of Additional Documents. On or before substantial consummation of the Plan, the Debtors shall file with the Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

51. Professional Fee Claims.

(a) All final requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be filed no later than 45 days after the Effective Date. The Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Code, Bankruptcy Rules, and prior Court orders. The amount of the Allowed Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals, including from funds held in the Professional Fee Escrow Account and Cash held by the Reorganized Debtors when such Professional Fee Claims are Allowed by entry of an order of the Court.

(b) As soon as reasonably practicable after the Confirmation Date, and no later than one Business Day prior to the Effective Date, the Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Escrow Amount. The Professional Fee Escrow Account shall be maintained in trust solely for the Professionals and for no other Entities until all Professional Fee Claims Allowed by the Court have been irrevocably paid in full to the Professionals pursuant to one or more Final Orders of the Court. No Liens, claims, or interests shall encumber the Professional Fee Escrow Account or Cash held in the Professional Fee Escrow Account in any way. Such funds shall not be considered property of the Estates, the Debtors, or the Reorganized Debtors.

(c) The amount of Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals from the funds held in the Professional Fee Escrow Account as soon as reasonably practicable after such Professional Fee Claims are Allowed by an order of the Court; provided, however, that obligations with respect to Allowed Professional Fee Claims shall not be limited nor be deemed limited to funds held in the Professional Fee Escrow Account. When all Professional Fee Claims Allowed by the Court have been irrevocably paid in full to the Professionals pursuant to one or more Final Orders of the Court, any remaining funds held in the Professional Fee Escrow Account shall promptly be paid to the Reorganized Debtors without any further notice to or action, order, or approval of the Court or any other Entity.

52. Payment of Statutory Fees. All fees payable pursuant to section 1930(a) of the Judicial Code related to the Chapter 11 Cases, including fees and expenses payable to the U.S. Trustee, as determined by the Court at a hearing pursuant to section 1128 of the Bankruptcy Code, will be paid by each of the applicable Reorganized Debtors for each quarter (including any fraction thereof) until the applicable Chapter 11 Case of such Reorganized Debtor is converted, dismissed, or closed, whichever occurs first.

53. Term of Injunctions or Stays. Unless otherwise provided in the Plan or in this Order, all injunctions or stays in effect in the Chapter 11 Cases (pursuant to section 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court) and existing on the Confirmation Date (excluding any injunctions or stays contained in the Plan or this Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or this Order shall remain in full force and effect in accordance with their terms.

54. Entire Agreement. Except as otherwise indicated, and without limiting the effectiveness of the Restructuring Support Agreement, the Plan (including, for the avoidance of doubt, the Plan Supplement) supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

55. Headings. The headings contained within this Order are used for the convenience of the parties and shall not alter or affect the meaning or interpretation of the text of this Order.

56. Board of Directors. On the Effective Date, the terms of the current members of the board of directors of DNI shall expire, and the Reorganized DNI Board will include those directors set forth in the list of directors of the Reorganized Debtors included in the Plan Supplement. On the Effective Date, the officers and overall management structure of Reorganized DNI, and all officers and management decisions with respect to Reorganized DNI (and/or any of its direct or indirect subsidiaries), compensation arrangements, and affiliate transactions shall only be subject to the approval of the Reorganized DNI Board or as otherwise set forth in such Reorganized Debtor’s New Corporate Governance Documents or such subsidiary’s organizational documents (as applicable). On the Effective Date, the initial officers of Reorganized DNI and the other Reorganized Debtors will consist of the individuals identified in the Plan Supplement. From and after the Effective Date, each director, officer, or manager of the Reorganized Debtors shall be appointed and serve pursuant to the terms of their respective charters and bylaws or other formation and constituent documents, the New Corporate Governance Documents, and applicable laws of the respective Reorganized Debtor’s jurisdiction of formation. To the extent that any such initial director or officer of the Reorganized Debtors identified in the Plan Supplement is an “insider” pursuant to section 101(31) of the Bankruptcy Code, the Debtors will disclose the nature of any compensation to be paid to such director or officer.

57. Non-Severability. The settlements and releases contained within the Plan, including, without limitation, the settlements and releases described in Article VIII.A of the Plan, are fully integrated with, and inseparable from, the other provisions of the Plan. This Order shall constitute a judicial determination and shall provide that each term and provision of the Plan and the Plan Supplement documents is (a) valid and enforceable pursuant to its terms, (b) integral to the Plan and may not be deleted or modified without the consent of the Debtors or the Reorganized Debtors (as the case may be), and (c) non-severable and mutually dependent. The provisions of the Plan shall not be severable unless such severance is agreed to by the Debtors (or, if after the Effective Date, the Reorganized Debtors), subject to the Consent Rights, and such severance would constitute a permissible modification of the Plan pursuant to section 1127 of the Bankruptcy Code.

58. Chubb Insurance. Notwithstanding anything to the contrary in this Order, the Plan, Restructuring Steps Memorandum, the other Definitive Documents, or any other document related to any of the foregoing or any other prior order of the Bankruptcy Court (including, without limitation, any other provision that purports to be preemptory or supervening or grants an injunction, discharge, or release, requires a party to opt out of or object to any releases, or confers Bankruptcy Court jurisdiction) (collectively, the “Referenced Documents”):

(a) on the Effective Date, all insurance policies that have been issued at any time by ACE American Insurance Company, Westchester Fire Insurance Company, ACE Property & Casualty Insurance Company, Indemnity Insurance Company of North America, Federal Insurance Company and/or each of their U.S.-based affiliates and successors (collectively, and solely in their capacities as insurers or third party administrators, as applicable, “Chubb”) to (or providing coverage to) any of the Debtors or any of their affiliates or predecessors, all extensions and renewals thereof, and all agreements, documents or instruments related thereto (each as amended, modified or supplemented and including any exhibit or addenda thereto, collectively, the “Chubb Insurance Program”) shall be assumed pursuant to sections 105 and 365 of the Bankruptcy Code, and shall continue in full force and effect thereafter in accordance with their respective terms;

(b) on and after the Effective Date, (x) the Reorganized Debtors shall remain liable in full in accordance with the terms of the Chubb Insurance Program, in the ordinary course of the Reorganized Debtors’ businesses (whether as an allowed administrative expense claim under Section 503(b)(1)(A) of the Bankruptcy Code or otherwise), regardless of when such amounts are or shall become liquidated, due or paid, and regardless of when the claim arose, for all of their and the Debtors’ obligations under the Chubb Insurance Program (as if the Chapter 11 Cases had not occurred) and (y) each Chubb entity shall remain liable in full in in accordance with the terms of the Chubb Insurance Program, for all of its respective obligations under the Chubb

Insurance Program (as if the Chapter 11 Cases had not occurred), in each case, regardless of whether any such obligations arise or become due before or after the Effective Date, without the need or requirement for any further action by the Debtors or the Reorganized Debtors or for Chubb to file or serve any objection relating to any Cure Amount or file or serve a request, motion, or application for payment of or proof of any Claim, Cure Amount, or Administrative Claim;

(c) other than the assumption of the Chubb Insurance Program as of the Effective Date by the Reorganized Debtors, nothing in the Referenced Documents alters or modifies the terms and conditions of the Chubb Insurance Program, and nothing in the Referenced Documents releases, discharges, modifies or otherwise alters Chubb’s interests in (including any security interests in and liens on) any and all letter of credit, cash, trusts, accounts, credits and other collateral and security (if any) provided or held by Chubb in relation to the Chubb Insurance Program;

(d) other than the assumption of the Chubb Insurance Program as of the Effective Date by the Reorganized Debtors, nothing in the Referenced Documents shall permit or otherwise effect a sale, assignment or any other transfer of the Chubb Insurance Program and/or any rights, proceeds, benefits, claims, rights to payments, or recoveries under or relating thereto except as permitted by the terms of the Chubb Insurance Program; and

(e) as of the Effective Date and subject to the terms of the Chubb Insurance Program and applicable non-bankruptcy law, the automatic stay of Bankruptcy Code section 362(a) and the injunctions set forth in Article VIII of the Plan, if and to the extent applicable, shall be deemed lifted without further order of this Bankruptcy Court, solely to permit: (I) claimants with valid workers’ compensation claims or direct action claims against Chubb under applicable non-bankruptcy law to proceed with their claims; (II) Chubb to administer, handle, defend, settle, and/or pay, in the ordinary course of business and without further order of this Bankruptcy Court, (A) workers’ compensation claims, (B) claims where a claimant asserts a direct claim against Chubb under applicable non-bankruptcy law, or an order has been entered by the Bankruptcy Court granting a claimant relief from the automatic stay or the injunctions set forth in Article VIII of the Plan to proceed with its claim, and (C) all costs in relation to each of the foregoing; (III) Chubb to draw against any or all of the collateral or security (if any) provided by or on behalf of the Debtors (or the Reorganized Debtors, as applicable) at any time and to hold the proceeds thereof as security for the obligations of the Debtors (and the Reorganized Debtors, as applicable) and/or apply such proceeds to the obligations of the Debtors (and the Reorganized Debtors, as applicable) under the Chubb Insurance Program; and (IV) Chubb to cancel any policy under the Chubb Insurance Program, and take other actions relating to the Chubb Insurance Program (including effectuating a setoff);

(f) provided, for the avoidance of doubt, that, other than the assumption of the Chubb Insurance Program as of the Effective Date by the Reorganized Debtors, nothing in this Paragraph 57 shall be considered or deemed to expand any rights of Chubb, the Debtors, or the Reorganized Debtors relating to the Chubb Insurance Program.

59. HSBC.

(a) On the Effective Date, all contracts and agreements by and between (x) any HSBC Group Member and (y) the Debtors (collectively, the “HSBC Agreements”) shall be assumed pursuant to sections 105 and 365 of the Bankruptcy Code, and shall continue in full force and effect thereafter in accordance with their respective terms.

(b) For the avoidance of doubt, other than the assumption of the HSBC Agreements by the Reorganized Debtors, nothing in this Order or the Plan shall be considered or deemed to expand or reduce any rights of HSBC, the Debtors, or the Reorganized Debtors relating to the HSBC Agreements and any claims relating to the HSBC Agreements are preserved and likewise unaffected.

(c) “HSBC Group Member” means HSBC Holdings plc and any legal entity from time to time (1) in which HSBC Holdings plc (or one or more of its subsidiary companies, or subsequent holding or subsidiary companies of such entity) owns at least fifty percent (50%) or more of the voting shares or (2) in which HSBC Holdings plc or any of HSBC Holdings plc’s intermediate holding or subsidiary companies has a Controlling Interest (as defined below) or (3) over which HSBC Holdings plc (or one of its subsidiary companies, or a subsequent holding or subsidiary company of such entity) either directly or indirectly exercises management control, even though it may own less than fifty percent (50%) of the shares and is prevented from owning a greater shareholding. For the purposes of this sub-paragraph (c), the term “Controlling Interest” shall mean (i) the ownership of, control over or ability to direct voting of more than 50% of its fully diluted voting share capital; or (iii) the right to appoint or remove its directors that hold a majority of the voting rights.

60. IDB Global Federal Credit Union.

(a) On the Effective Date, all contracts and agreements by and between (x) IDB Global Federal Credit Union f/k/a/ IDB IIC Federal Credit Union and/or each of its affiliates (collectively, “IDB Global”) and (y) the Debtors (collectively, the “IDB Global Agreements”) shall be assumed pursuant to sections 105 and 365 of the Bankruptcy Code, and shall continue in full force and effect thereafter in accordance with their respective terms.

(b) For the avoidance of doubt, other than the assumption of the IDB Global Agreements by the Reorganized Debtors, nothing in this Order or the Plan shall be considered or deemed to expand or reduce any rights of IDB Global, the Debtors, or the Reorganized Debtors relating to the IDB Global Agreements, including but not limited to any pre-Effective Date defaults under the IDB Global Agreements.

61. Liberty Mutual Insurance Company. Notwithstanding any other provisions of the Plan, this Order, or any other order of the Court, on the Effective Date, all rights and obligations of Liberty Mutual Insurance Company (“Liberty”) related to the (i) bonds of any kind issued by Liberty and maintained in the ordinary course of business, (ii) payment and/or indemnity agreements between the Debtors and Liberty, setting forth Liberty’s rights against the Debtors, and the Debtors’ obligations to pay and indemnify Liberty from any loss, cost, or expense that Liberty may incur, in each case, on account of the issuance of any bonds on behalf of the Debtors, (iii) Liberty’s collateral agreements governing collateral in connection with the Debtors’ bonds, including, as applicable, control agreements, trust agreements, deposit accounts, letters of credit, and proceeds therefrom, and/or (iv) ordinary course premium payments to Liberty for the Debtors’ bonds (collectively, the “Bond Program,” and the Debtors’ obligations arising therefrom, the “Bond Obligations”) shall continue in full force and effect according to their terms and applicable non-bankruptcy law and are not discharged or released by the Plan. For the avoidance of any doubt, and only to the extent applicable, all agreements related to the Bond Obligations are assumed by the Debtors and the Reorganized Debtors pursuant to section 365 of the Bankruptcy Code upon the Effective Date. As part of the ordinary course of business of the Bond Program and in accordance with the terms thereof, the Debtors will pay any unpaid premiums and loss adjustment expenses that are due and owing as of the Effective Date prior to or contemporaneously with the Effective Date, provided, however, that in the event any unpaid premiums or loss adjustment expenses due and owing before the Effective Date are not paid as of the Effective Date:

(a) the Reorganized Debtors shall pay such amounts as soon as reasonably practicable after the receipt of written notice; and (b) so long as such amounts are paid as soon as reasonably practicable after the Effective Date, the omission to pay such amounts prior to the Effective Date shall not be considered violative of this Order. Liberty shall not be considered either a Releasing Party or a Released Party.

62. Pension Benefit Guaranty Corporation (“PBGC”). Upon the Effective Date, Diebold Nixdorf, Incorporated shall remain the sponsor of the Diebold, Incorporated Retirement Plan for Salaried Employees (the “Pension Plan”) and shall continue to be required to comply with all applicable statutory provisions of ERISA and the Internal Revenue Code of 1986, as amended (“IRC”), including but not limited to, satisfying the minimum funding standards pursuant to 26 U.S.C. §§ 412, 430, and 29 U.S.C. §§ 1082, 1083; paying the PBGC premiums in accordance with 29 U.S.C. §§ 1306 and 1307; and administering the Pension Plan in accordance with the terms of the Pension Plan, and the provisions of ERISA and the IRC. No provision contained in the Disclosure Statement, the Plan, the Confirmation Order, or the Bankruptcy Code (including section 1141 thereof), shall be construed as discharging, releasing, exculpating, or relieving the Debtors, the Reorganized Debtors, or any person or entity in any capacity, from any requirement under ERISA with respect to the Pension Plan, or any liability to the Pension Plan or the PBGC imposed under any law or regulation, including but not limited to the liabilities related to the fiduciary duties under Title I of ERISA. PBGC and the Pension Plan shall not be enjoined or precluded from enforcing such liability as a result of any such provisions of satisfaction, release, injunction, exculpation, and discharge of Claims in the Plan, the Confirmation Order, or the Bankruptcy Code.

63. Texas Comptroller. Notwithstanding anything to the contrary in the Plan or this Order, as to the Texas Comptroller of Public Accounts (the “Texas Comptroller”), nothing in the Plan or this Order shall: (1) affect or impair any setoff or recoupment rights of the Texas Comptroller under applicable bankruptcy and nonbankruptcy law and all such rights of the Texas Comptroller are preserved; (2) affect or impair any rights of the Texas Comptroller to pursue any non-Debtor third parties for tax debts or claims; (3) be construed to preclude the payment of interest and/or penalties provided under nonbankruptcy law, if any, on Administrative Claim(s) of the Texas Comptroller; (4) modify, to the extent that interest is payable as to any claim of the Texas Comptroller, the statutory interest rate under applicable nonbankruptcy law; (5) impose, in relation to Administrative Claim(s) of the Texas Comptroller, a requirement to file a request for payment as a condition of its allowance or to receive payment for such claim(s); or (6) confer exclusive jurisdiction upon the Bankruptcy Court in respect of the Texas Comptroller. For the avoidance of doubt, the Texas Comptroller shall not be considered either a Releasing Party or a Released Party

64. Unify Federal Credit Union.

(a) On the Effective Date, all contracts and agreements by and between (x) Unify Federal Credit Union and/or each of its affiliates (collectively, “Unify Federal”) and (y) the Debtors (collectively, the “Unify Federal Agreements”) shall be assumed pursuant to sections 105 and 365 of the Bankruptcy Code, and shall continue in full force and effect thereafter in accordance with their respective terms.

(b) For the avoidance of doubt, other than the assumption of the Unify Federal Agreements by the Reorganized Debtors, nothing in this Order or the Plan shall be considered or deemed to expand or reduce any rights of Unify Federal, the Debtors, or the Reorganized Debtors relating to the Unify Federal Agreements, including but not limited to any pre-Effective Date defaults under the Unify Federal Agreements.

65. Williams Matter. For the avoidance of doubt, nothing in this Order or the Plan shall discharge, release, enjoin, stay, or otherwise impair any claims or defenses of Donnamae Williams asserted in the civil action pending before the Supreme Court of the State of New York, County of Kings, styled as Donnamae Williams v. Diebold Nixdorf, Incorporated, Darrin R. Jeffrey and D. L. Peterson Trust, Case No. 511030/2022 (the “Williams Matter”) and, as of the Effective Date, the continuation of such litigation shall not be stayed by section 362 of the Bankruptcy Code. The Debtors and Reorganized Debtors (as applicable) shall retain any and all rights, claims and defenses with respect to the Williams Matter. Nothing in this paragraph should be construed as (i) creating or enlarging any direct right of action at applicable law, (ii) an admission of liability by the Debtors or Reorganized Debtors regarding any claims or causes of action arising from or in relation to the Williams Matter, or (iii) modifying any stay or injunction as to any other parties. Donnamae Williams shall not be considered either a Releasing Party or a Released Party.

66. Barker Matter. For the avoidance of doubt, nothing in this Order or the Plan shall discharge, release, enjoin, stay, or otherwise impair any claims or defenses of Meeco Barker asserted in the civil action pending before the Supreme Court of the State of New York, County of Bronx, styled as Meeco Barker v. Nathanael Villar Pichardo and Diebold Nixdorf, Incorporated, Case No. 809538/2022E (the “Barker Matter”) and, as of the Confirmation Date, the continuation of such litigation shall not be stayed by section 362 of the Bankruptcy Code. The Debtors and Reorganized Debtors (as applicable) shall retain any and all rights, claims and defenses with respect to the Barker Matter. Nothing in this paragraph should be construed as (i)

creating or enlarging any direct right of action at applicable law, (ii) an admission of liability by the Debtors or Reorganized Debtors regarding any claims or causes of action arising from or in relation to the Barker Matter, or (iii) modifying any stay or injunction as to any other parties. Meeco Barker shall not be considered either a Releasing Party or a Released Party.

67. For the avoidance of doubt, in accordance with Article V.D of the Plan, (a) on the Effective Date, any Insurance Contract applicable to the Barker Matter will be assumed by the applicable Reorganized Debtor pursuant to section 365 of the Bankruptcy Code or continued in accordance with their terms; (b) the parties (including the Debtors and the Reorganized Debtors, as applicable) to any Insurance Contract applicable to the Barker Matter will continue to be bound by such Insurance Contract as if the Chapter 11 Cases had not occurred; and (c) nothing in the Plan shall alter or modify the obligation, if any, that any insurers or third party administrators may have to pay claims covered by any Insurance Contract applicable to the Barker Matter and any right that such parties may have to seek payment or reimbursement from the Debtors (or after the Effective Date, the Reorganized Debtors.

68. Oracle America.

(a) On the later of (i) the Effective Date, (ii) the date that Oracle (as defined below) files a notice of receipt of cure, or (iii) the entry of the Cure Order (as defined below), all contracts and agreements by and between (x) Oracle America, Inc., successor in interest to NetSuite, Inc. and Taleo Corporation (collectively, “Oracle”) and (y) the Debtors (together, the “Oracle Agreements”) shall be assumed pursuant to sections 105 and 365 of the Bankruptcy Code, and shall continue in full force and effect thereafter in accordance with their respective terms.    In the event of lack of agreement as to the cure to which Oracle is entitled, at the request of Oracle or any of the Reorganized Debtors, on 21-days’ notice, the Court shall conduct a hearing to resolve the dispute and then enter an order that resolves the dispute (the “Cure Order”).

(b) For the avoidance of doubt, other than the assumption of the Oracle Agreements by the Reorganized Debtors, nothing in this Order or the Plan shall be considered or deemed to expand or reduce any rights of Oracle, the Debtors, or the Reorganized Debtors relating to the Oracle Agreements, including but not limited to any pre-Effective Date defaults under the Oracle Agreements.

69. Warehouse Anywhere.

(a) On the Effective Date, all contracts and agreements by and between (x) Warehouse Anywhere, LLC, Life Storage LP, and Life Storage Solutions, LLC (collectively, “Warehouse Anywhere”) and (y) the Debtors (collectively, the “Warehouse Anywhere Agreements”) shall be assumed pursuant to sections 105 and 365 of the Bankruptcy Code, and shall continue in full force and effect thereafter in accordance with their respective terms.

(b) For the avoidance of doubt, other than the assumption of the Warehouse Anywhere Agreements by the Reorganized Debtors, nothing in this Order or the Plan shall be considered or deemed to expand or reduce any rights, claims, or defenses of Warehouse Anywhere, the Debtors, or the Reorganized Debtors relating to the Warehouse Anywhere Agreements, including but not limited to Warehouse Anywhere’s right to recover any claims relating to the Warehouse Anywhere Agreements and any defenses of the Debtors and Reorganized Debtors.

70. BRG 50 Executive. Notwithstanding anything to the contrary in the Plan or this Order, that certain nonresidential lease of real property dated December 20, 2020 between DNI and BRG 50 Executive, LP (“BRG”), as the assignee of Hudson Parkway LLC (the “Hudson Lease”), related to the premises located at 50 Executive Parkway, Hudson, Ohio 44236 (the “Leased Premises”), shall be deemed rejected pursuant to section 365 of the Bankruptcy Code effective as of July 31, 2023 (the “Rejection Date”). The Debtors and/or Reorganized Debtors shall vacate the Leased Premises on or before the Rejection Date. The Debtors are authorized, but not directed, to cancel any general liability insurance, flood insurance or other insurance that DNI is required to maintain under the Hudson Lease or in respect of the Leased Premises, but in no event shall the cancellation be effective until after the Rejection Date. BRG shall have an Allowed General Unsecured Claim in the amount of $3,916,655 for damages arising from the rejection of the Hudson Lease (the “BRG Rejection Claim”). The distribution on account of the BRG Rejection Claim shall be made in accordance with the applicable provisions of the Plan, including the applicable provisions governing distributions as set forth in Article VI of the Plan except as provided in this paragraph. The distribution on account of the BRG Rejection Claim shall be made on the Effective Date or as soon as reasonably practicable thereafter. The Debtors and/or the Reorganized Debtors shall be authorized to set off the $85,962.50 Security Deposit (as defined in the Hudson Lease) against the BRG Rejection Claim.    To the extent BRG has a claim under the Hudson Lease for physical damages to the Leased Premises in connection with the Debtors and/or Reorganized Debtors vacating the Leased Premises (a “Physical Damages Claim”) as of the Rejection Date, such Physical Damages Claim shall be asserted against the Debtors or Reorganized Debtors, as applicable, and paid in the ordinary course. If there is a dispute regarding any such Physical Damages Claim, the Debtors or Reorganized Debtors, as applicable, or BRG, as applicable, may file a motion with the Court requesting that the Court resolve such dispute, and payment of any disputed Physical Damages Claim shall only be made following entry of a Final Order allowing such Physical Damages Claim.

71. SchoolsFirst Federal Credit Union.

(a) On the Effective Date, all contracts and agreements by and between SchoolsFirst Federal Credit Union (“SFFCU”) and the Debtors, including the amendments thereto executed on July 11, 2023 (collectively, the “SFFCU Agreements”), shall be assumed pursuant to sections 105 and 365 of the Bankruptcy Code, and shall continue in full force and effect thereafter in accordance with their respective terms.

(b) For the avoidance of doubt, other than the assumption of the SFFCU Agreements by the Reorganized Debtors, nothing in this Order or the Plan shall be considered or deemed to expand or reduce any rights of SFFCU, the Debtors, or the Reorganized Debtors relating to the SFFCU Agreements, including but not limited to any pre-Effective Date defaults under the SFFCU Agreements.

72. Sanabria Matter. For the avoidance of doubt, nothing in this Order or the Plan shall discharge, release, enjoin, stay, or otherwise impair any claims or defenses of Martin Sanabria, asserted in the civil action pending before the Superior Court For The State of Washington, County of Grant, styled as Martin Sanabria v. Diebold, Inc., et al. (the “Sanabria Matter”) and, as of the Confirmation Date, the continuation of such litigation shall not be stayed by section 362 of the Bankruptcy Code. The Debtors and Reorganized Debtors (as applicable) shall retain any and all rights, claims and defenses with respect to the Sanabria Matter. Nothing in this paragraph should be construed as (i) creating or enlarging any direct right of action at applicable law, (ii) an admission of liability by the Debtors or Reorganized Debtors regarding any claims or causes of action arising from or in relation to the Sanabria Matter, or (iii) modifying any stay or injunction as to any other parties. Martin Sanabria shall not be considered either a Releasing Party or a Released Party.

73. Provisions Regarding Certain Texas Taxing Authorities. Notwithstanding anything to the contrary in the Plan, Plan exhibits, Plan Supplements, other related Plan documents or this Order, the claims of the Texas Taxing Authorities that are allowed pursuant to the Plan or the Bankruptcy Code shall be paid in the ordinary course of business, including any and all interest allowable under section(s) 506 and/or 511 of the Bankruptcy Code, and if not so paid shall accrue penalties and interest as allowed under applicable law. The liens securing the claims of the Texas Taxing Authorities that are allowed pursuant to the Plan or the Bankruptcy Code are retained until the applicable taxes are paid in full. The liens of the Texas Taxing Authorities shall not be primed or subordinated by the Exit Facility Documents.

74. For purposes of the preceding paragraph, “Texas Taxing Authorities” means the following authorities in Texas: Angelina County, Bexar County, Cameron County, Cypress-Fairbanks Independent School District, Dallas County, Ector CAD, Ellis County, Fort Bend County, Galveston County, Grayson County, Gregg County, Harris County, Hays CISD, Hidalgo County, Hood CAD, City of Jefferson, Jefferson County, Jefferson Independent School District, Kaufman County, Lamar CAD, Linden-Kildare CISD, Marion County, McLennan County, City of Mesquite, Montgomery County, Northwest Independent School District, Nueces County, Parker CAD, Rains County AD, City of Richardson, Rockwall CAD, San Marcos CISD, Smith County, Tarrant County, Tom Green CAD, Upshur County, Val Verde County, Van Zandt CAD, City of Wylie, Copperas Cove Independent School District, Austin County Appraisal District, Fort Bend Independent School District, Montgomery County Municipal Utility District No. 47, Brazoria County, Brazoria County Special Road and Bridge, Alvin Independent School District, Alvin Community College, Brazoria County Conservation and Reclamation District, City of Alvin, Brazoria County, Brazosport Independent School District, Brazoria County Port

Freeport, Brazosport College, Velasco Drainage District No. 2, City of Lake Jackson, City Of Wichita Falls, Wichita Falls Independent School District, Wichita County, Tyler Independent School District, Richardson Independent School District, City of Grapevine, Grapevine-Colleyville Independent School District, Johnson County, City of Burleson, Burleson Independent School District, Cleburne Independent School District, City of Pottsboro, Pottsboro Independent School District, Carrollton-Farmers Branch Independent School District, City of Garland, Garland Independent School District, Plano Independent School District, Wylie Independent School District, Potter County Tax office, Randall County Tax office, Lubbock Central Appraisal District, Crosby Central Appraisal District, Midland County, Bell County Tax Appraisal District, Bowie Central Appraisal District, Brazos County, Burnet Central Appraisal District, Calhoun County Appraisal District, Cherokee County, Cherokee County Appraisal District, City of Waco et al, Comal County, Coryell County, Denton County, Guadalupe County, Hays County, Midland Central Appraisal District, Taylor County Central Appraisal District, and Williamson County.

75. References to and Omissions of Plan Provisions. References to articles, sections, and provisions of the Plan are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan. The failure to specifically include or to refer to any particular article, section, or provision of the Plan in this Order shall not diminish or impair the effectiveness of such article, section, or provision, it being the intent of the Court that the Plan be confirmed in its entirety, except as expressly modified herein, and incorporated herein by reference.

76. Waiver of Section 341(a) Meeting. As of the Confirmation Date, the meeting of the Debtors’ creditors under Section 341(a) of the Bankruptcy Code (the “Creditors’ Meeting”) has not been convened. The convening of the Creditors’ Meeting is hereby waived in accordance with the Combined Hearing and Solicitation Order.

77. Final Order. This Order is a Final Order and the period in which an appeal must be filed shall commence upon the entry hereof.

78. Closing of Chapter 11 Cases. As soon as practicable after the Effective Date, the Reorganized Debtors shall close the Chapter 11 Cases except for one of the Debtors’ Chapter 11 Cases that remains open (the “Remaining Case”), which shall be designated as the lead case. All contested matters and adversary proceedings relating to any of the Debtors, including objections to Claims, shall be filed, administered, and adjudicated in the Remaining Case without the need to reopen any of the other Chapter 11 Cases.

79. Binding Effect; Waiver of Bankruptcy Rules 3020(e), 6004(h), and 7062 and Federal Rule of Civil Procedure 62(a). The 14-day stay provided by Bankruptcy Rules 3020(e), 6004(h), and 7062 and Federal Rule of Civil Procedure 62(a) is hereby waived, and this Order shall be effective and enforceable immediately upon its entry by the Court. Immediately upon the entry of this Order, (a) the provisions of the Plan shall be immediately effective and enforceable and deemed binding upon (i) the Debtors, (ii) the Reorganized Debtors, (iii) any and all Holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), (iv) all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, (v) each Entity acquiring property under the Plan, (vi) any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors, and (vii) each of the foregoing’s respective heirs, executors, administrators, successors or assigns, Affiliates, officers, directors, agents, representatives, attorneys, beneficiaries, or guardians, and (b) the Debtors are authorized to consummate the Plan immediately upon entry of this Order.

80. Conflicts with This Order. The provisions of the Plan and this Order shall be construed in a manner consistent with each other so as to effect the purpose of each; provided, however, in the event of any inconsistency between the Plan or Plan Supplement, on the one hand, and this Order on the other hand, this Order shall control and take precedence. Subject to paragraph 39 of this Order, the provisions of this Order are integrated with each other and are non- severable and mutually dependent.

Signed: July 12, 2023	/s/ David R. Jones
DAVID R. JONES UNITED STATES BANKRUPTCY JUDGE